AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996

                                                       REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                         CROMPTON & KNOWLES CORPORATION
             (Exact name of Registrant as Specified in Its Charter)

         MASSACHUSETTS                          2860                           04-1218720
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)

                                  ONE STATION PLACE, METRO CENTER
                                    STAMFORD, CONNECTICUT 06902
                                           (203) 353-5400

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              -------------------

                               VINCENT A. CALARCO
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CROMPTON & KNOWLES CORPORATION
                        ONE STATION PLACE, METRO CENTER
                          STAMFORD, CONNECTICUT 06902
                                 (203) 353-5400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                              -------------------

                                 WITH COPY TO:
                            EDWARD D. HERLIHY, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NY 10019-6150
                                 (212) 403-1000
                              -------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _______

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE

[CAPTION]

       TITLE OF EACH                                   PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
    CLASS OF SECURITIES           AMOUNT TO BE          OFFERING PRICE        AGGREGATE        REGISTRATION
     TO BE REGISTERED              REGISTERED            PER SHARE(2)     OFFERING PRICE(2)         FEE
Common Stock, $0.10 par
value(1)...................      1,000,000 shares           $14.63           $14,630,000          $5,045

(1) Includes one attached Preferred Share Purchase Right per share. Rights initially will trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
(2) Pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $14,630,000, which equals the product of (x) $14.63, the average of the high and low prices of the common stock, $0.10 par value, of Crompton & Knowles Corporation (together with the attached Preferred Share Purchase Rights of Crompton & Knowles Corporation, "Crompton Common Stock") as reported on the New York Stock Exchange Composite Tape on July 25, 1996, and (y) 1,000,000, the total number of shares of Crompton Common Stock to be offered hereunder. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by 1,000,000, the total number of shares of Crompton Common Stock to be offered hereunder.
                              -------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                         CROMPTON & KNOWLES CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

                FORM S-1 ITEM NO.                              PROSPECTUS HEADING
                -----------------                              ------------------

1.    Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                   Front Cover Page of Prospectus

2.    Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Available Information; Table of Contents

3.    Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors; Market
                                                   Price and Dividend Data; The Company;
                                                   Historical and Unaudited Pro Forma Combined
                                                   Capitalization; Unaudited Pro Forma
                                                   Combined Financial Information

4.    Use of Proceeds............................  Use of Proceeds

5.    Determination of Offering Price............  Plan of Distribution

6.    Dilution...................................  Not Applicable

7.    Selling Security Holders...................  Not Applicable

8.    Plan of Distribution.......................  Oustide Front Cover Page; Plan of
                                                   Distribution

9.    Description of Securities to be
      Registered.................................  Description of Crompton Capital Stock

10.   Interests of Named Experts and Counsel.....  Legal Matters; Experts

11.   Information With Respect to the
      Registrant.................................  Prospectus Summary; Risk Factors; Market
                                                   Price and Dividend Data; The Company;
                                                   Recent Developments; Selected Historical
                                                   Financial Data of Crompton; Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operations of
                                                   Crompton; Historical and Unaudited Pro
                                                   Forma Combined Capitalization; Unaudited
                                                   Pro Forma Combined Financial Information;
                                                   Index to Financial Statements of Crompton &
                                                   Knowles Corporation

12.   Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities............................  Not Applicable

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 1, 1996

PROSPECTUS

1,000,000 SHARES                                                  [LOGO]

CROMPTON & KNOWLES CORPORATION

COMMON STOCK
($0.10 PAR VALUE)

All of the 1,000,000 shares of common stock, $0.10 par value per share (together with the attached preferred share purchase rights, the "Common Stock" or "Crompton Common Stock"), of Crompton & Knowles Corporation ("Crompton" or the "Company") offered hereby are being offered by Crompton (the "Offering").

Crompton Common Stock is quoted on the New York Stock Exchange ("NYSE") under
the trading symbol "CNK." On August   , 1996, the closing price of Crompton
Common Stock as reported on the NYSE Composite Tape was $           .

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN RISK AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                     PRICE TO             PLACEMENT FEE        PROCEEDS TO
                                     PUBLIC               OR DISCOUNT(1)       COMPANY(2)
Per Share(3)......................   $                    $                    $
Total.............................   $                    $                    $

- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Placement Agent against certain liabilities in connection with the Offering, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting estimated expenses of $        .

(3) Each share will have attached one Preferred Share Purchase Right which will initially trade together with the share.

SALOMON BROTHERS INC
Placement Agent

The date of this Prospectus is August   , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY ANY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

    Crompton is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Crompton with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or through the World Wide Web (http://www.sec.gov). Crompton Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Crompton are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Crompton has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), with respect to the shares of Crompton Common Stock to be offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Crompton and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

    The following is a summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Prospective investors are urged to read and consider carefully all of the information contained in this Prospectus. As used herein, the terms "Crompton" and "the Company" refer to Crompton & Knowles Corporation and its consolidated subsidiaries, unless the context otherwise requires.

                                  THE COMPANY

    Crompton is engaged in the manufacture and sale of specialty chemicals and specialty process equipment and controls which are marketed throughout the world. Crompton's line of specialty value-added chemicals includes textile and industrial dyes and auxiliary chemicals, reaction flavors, specialty sweeteners, food colors and inactive pharmaceutical additives and coatings. Crompton's specialty process equipment and controls business consists primarily of the manufacture and sale of plastics and rubber extrusion equipment and integrated extrusion systems, industrial blow molding equipment and electronic controls. The principal executive offices of Crompton are located at One Station Place, Metro Center, Stamford, Connecticut 06902, and its telephone number is (203) 353-5400. See "The Company."

                              RECENT DEVELOPMENTS

    Pursuant to an Agreement and Plan of Merger, dated as of April 30, 1996 (the "Merger Agreement"), Crompton has agreed to the merger (the "Merger") of Tiger Merger Corp., a Delaware corporation and a wholly owned subsidiary of Crompton ("Subcorp"), with and into Uniroyal Chemical Corporation, a Delaware corporation ("Uniroyal"), subject to the approval of the transaction by the stockholders of each of Uniroyal and Crompton at special meetings thereof currently scheduled to be held on August 21, 1996. The Board of Directors of Crompton has fixed the close of business on July 9, 1996, as the record date for determination of holders of Crompton Common Stock entitled to notice of and to vote at such meeting of Crompton stockholders. Accordingly, purchasers of the shares of Crompton Common Stock offered hereby will not be entitled to vote such shares at such special meeting.

    The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement (which was filed by Crompton with the Commission as an exhibit to Crompton's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996), pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of common stock, $0.01 par value per share (together with the attached preferred stock purchase rights, "Uniroyal Common Stock"), of Uniroyal will be converted into 0.9577 shares of Crompton Common Stock (with cash in lieu of fractional shares), and
(iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), of Uniroyal and of Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock," and together with the Series A Preferred Stock, "Uniroyal Preferred Stock"), of Uniroyal will be converted into 6.3850 shares of Crompton Common Stock (with cash in lieu of fractional shares). It is currently anticipated that the Merger will be consummated shortly after the special meetings of Crompton and Uniroyal stockholders, assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

    Uniroyal, through its subsidiaries, is a major multinational manufacturer of a wide variety of specialty chemical products, including specialty elastomers, rubber chemicals, crop protection chemicals and additives for the plastics and lubricants industries. Uniroyal produces high value added products which are currently marketed in approximately 120 countries. Crompton does not currently intend to make any material changes to the general operating activities of Uniroyal following consummation of the Merger. The principal executive offices of Uniroyal are located at Benson Road, Middlebury, Connecticut 06749, and its telephone number is (203) 573-2000. Uniroyal is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Prospective investors are urged to read and consider carefully such reports, proxy statements and other information. Uniroyal Common Stock is quoted on the Nasdaq National Market (the "NASDAQ/NM").

    Crompton is effecting the Offering in order for the Merger to qualify as a pooling-of-interests for accounting and financial reporting purposes. See "Recent Developments."

                                  THE OFFERING


Common Stock offered by Crompton.............  1,000,000 shares
Common Stock to be outstanding immediately
after the Offering...........................  49,039,309 shares(1)
NYSE Symbol..................................  CNK
Use of Proceeds..............................  The net proceeds to Crompton from the
                                                Offering will be used to partially offset
                                                the estimated merger costs discussed
                                                elsewhere herein. See "Use of Proceeds."
Risk Factors.................................  See "Risk Factors."

- ------------

(1) Calculated based on 48,039,309 shares of Common Stock outstanding on July 30, 1996, and not giving effect to the up to approximately 26,089,206 shares of Common Stock expected to be issued in connection with the Merger.

      SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  Selected Historical Financial Data

    The selected financial data presented below for Crompton as of December 31, 1994 and December 30, 1995 and for the years ended December 25, 1993, December 31, 1994 and December 30, 1995, and Uniroyal as of October 2, 1994 and October 1, 1995 and for the three years ended September 30, 1993, October 2, 1994 and October 1, 1995, have been derived from and are qualified in their entirety by, and should be read in conjunction with, the respective audited financial statements and notes thereto contained herein or otherwise filed with the Commission. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton's statement of operations data for the years ended December 28, 1991 and December 26, 1992 and the balance sheet data as of December 28, 1991, December 26, 1992 and December 25, 1993 are derived from audited Crompton consolidated financial statements that are neither included nor incorporated by reference herein. Uniroyal's statement of operations data for the fiscal years ended September 30, 1991 and 1992 and the balance sheet data as of September 30, 1991, 1992 and 1993 are derived from audited Uniroyal financial statements which are neither included nor incorporated by reference herein.

    The unaudited financial data presented below for the interim periods ended April 1, 1995 and March 30, 1996, and April 2, 1995 and March 31, 1996, are derived from the unaudited consolidated financial statements of Crompton and Uniroyal, respectively, that are contained herein or otherwise filed with the Commission. In the opinion of Crompton, such unaudited financial data have been prepared on the same basis as the audited financial statements contained herein or otherwise filed with the Commission and include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the information set forth herein. Operating results for the interim periods ended March 30, 1996 and March 31, 1996 are not necessarily indicative of the results that may be expected for the year or for any other interim period.

                                                          YEARS ENDED                                   THREE MONTHS ENDED
                            ------------------------------------------------------------------------   --------------------
                            DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   APRIL 1,   MARCH 30,
                                1991           1992           1993           1994           1995         1995       1996
                            ------------   ------------   ------------   ------------   ------------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Crompton & Knowles
 Corporation
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales.................    $450,228        517,718        558,348        589,757        665,513      168,193    164,840
Income before
 extraordinary charges and
 cumulative effect of
 accounting changes.......    $ 35,941         43,265         51,958         50,916         40,493       13,196      9,468
Net income................    $ 35,941         34,465         51,958         50,916         40,493       13,196      9,468
Income per common share
 before extraordinary
 charges and cumulative
 effect of accounting
 changes..................    $   0.73           0.87           1.00           1.00           0.84         0.27       0.20
Net income per common
share.....................    $   0.73           0.69           1.00           1.00           0.84         0.27       0.20
Weighted average number of
   shares outstanding.....      49,317         49,967         52,176         51,152         48,448       48,921     48,318
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..............    $308,562        350,715        363,246        432,328        484,138                 521,518
Long-term debt............    $ 76,118         24,000         14,000         54,000         64,000                  74,000
Cash dividends declared
 per common share.........    $   0.25           0.31           0.38           0.46          0.525         0.12      0.135

                                                     YEARS ENDED                                       SIX MONTHS ENDED
                      -------------------------------------------------------------------------     ----------------------
                      SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   OCTOBER 2,     OCTOBER 1,     APRIL 2,     MARCH 31,
                          1991            1992            1993           1994           1995          1995         1996
                      -------------   -------------   -------------   ----------     ----------     --------     ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Uniroyal Chemical
 Corporation
CONSOLIDATED
 STATEMENT OF
 OPERATIONS DATA:
Net sales............  $   832,302        856,591         907,862        946,454      1,079,321      485,963       527,108
Income (loss) before
 extraordinary
 charges and
 cumulative effect of
 accounting changes..  $   (23,648)       (27,790)        (24,792)      (213,843)(3)     99,429(4)    83,300(4)      3,318
Net income (loss)....  $   (23,648)       (27,790)       (236,733)      (213,843)(3)     91,150(4)    75,021(4)      3,014
Income (loss) per
 common share before
 extraordinary
 charges and
 cumulative effect of
 accounting changes
   (1)(2)............  $     (2.15)         (2.54)          (2.31)        (20.31)(3)       5.37(4)      6.71(4)       0.12
Net income (loss) per
 common share (1)(2).  $     (2.15)         (2.54)         (21.85)        (20.31)(3)       4.92(4)      6.04(4)       0.11
Weighted average
 number of shares
 outstanding(2)......       11,167         11,038          10,847         10,543         18,461       12,385        24,542
CONSOLIDATED BALANCE
 SHEET DATA (5):
Total assets.........  $ 1,253,370      1,228,569       1,225,438      1,056,017      1,171,707                  1,197,502
Long-term debt.......  $   854,619        880,343       1,034,799      1,048,225        910,156                    898,564

- ------------
(1) Calculated based on income (loss) available to common shareholders after preferred dividends earned of $375, $262, $267, $292, $395, $194 and $210 for the years ended September 30, 1991, 1992 and 1993, October 2, 1994, and October 1, 1995, and the six-month periods ended April 2, 1995 and March 31, 1996, respectively.

(2) During the second quarter of fiscal 1995, Uniroyal completed an initial public offering. Upon consummation of the offering, certain redeemable common stock owned by Uniroyal management was converted into a single class of common stock. Weighted average number of shares outstanding reflects the conversion on a retroactive basis for all periods presented.

(3) Includes an after-tax write-off of $163 million for impairment of certain intangible assets.

(4) Includes a gain of $78.9 million related to a deferred tax asset reserve. (See note 10 under "Unaudited Pro Forma Combined Financial
    Information--Notes To Unaudited Pro Forma Combined Financial Information")

(5) Uniroyal has not declared any dividends on its common stock during the periods indicated above.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The unaudited selected pro forma combined financial data shown below gives effect to the Merger using the pooling-of-interests basis of accounting. The pro forma statement of operations data reflects the combination of statement of operations data of Crompton for each of the years ended December 25, 1993, December 31, 1994 and December 30, 1995, and the three-month periods ended April 1, 1995 and March 30, 1996, with statement of operations data of Uniroyal for each of the years ended September 30, 1993, October 2, 1994 and October 1, 1995, and the three-month periods ended April 2, 1995 and March 31, 1996. The pro forma balance sheet data reflects the combination of balance sheet data of Crompton as of December 25, 1993, December 31, 1994, December 30, 1995 and March 30, 1996 with balance sheet data of Uniroyal as of September 30, 1993, October 2, 1994, October 1, 1995 and March 31, 1996. The selected pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial information and notes thereto, which are included elsewhere in this Prospectus. These pro forma data do not purport to be indicative of the results that would have actually been obtained if the Merger had been in effect for the above-mentioned periods and on the dates indicated or that may be obtained in the future.

                                                                                 THREE MONTHS
                                             YEARS ENDED                             ENDED
                            ---------------------------------------------    ---------------------
                            DECEMBER 25,     DECEMBER 31,    DECEMBER 30,    APRIL 1,    MARCH 30,
                              1993 AND         1994 AND        1995 AND      1995 AND    1996 AND
                            SEPTEMBER 30,     OCTOBER 2,      OCTOBER 1,     APRIL 2,    MARCH 31,
                                1993             1994            1995          1995       1996(4)
                            -------------    ------------    ------------    --------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENT OF
  OPERATIONS DATA: (2)
Net sales................    $ 1,466,210       1,536,211       1,744,834      442,515      460,468
Operating income.........    $   187,372           1,417(5)      218,122       71,708       63,792
Income (loss) before
  extraordinary charges
  and cumulative effect
  of accounting
  changes................    $    27,166        (162,927)(5)     139,922(6)   107,032(6)    21,154
Income (loss) per common
  share before
  extraordinary charges
  and cumulative effect
  of accounting changes
  (1)....................    $      0.43           (2.65)(5)        2.11(6)      1.72(6)      0.29(7)
Weighted average number
  of shares outstanding
  (1)....................         63,689          61,515          66,394       62,202       72,104
PRO FORMA BALANCE SHEET
  DATA:
Total assets.............    $ 1,588,684       1,488,345       1,655,845                 1,719,020
Long-term debt...........    $ 1,048,799       1,102,225         974,156                 1,012,614(3)
Cash dividends declared
   per common share (8)..    $      0.38            0.46           0.525         0.12        0.135

- ------------

(1) Common and common equivalent shares outstanding were calculated assuming a conversion rate of 0.9577 shares of Crompton Common Stock for each share of Uniroyal Common Stock, and 6.3850 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement.

(2) The Pro Forma Statement of Operations Data does not include an estimated $55 million of after tax costs associated with the Merger, as such costs are non-recurring and will be reflected in the statement of operations of the combined company in its first reporting period.

(3) Long-term debt includes the financing of the estimated costs of the Merger (see notes 1, 2 and 6 under "Historical and Unaudited Pro Forma Combined Capitalization--Notes to Historical and Unaudited Pro Forma Combined Capitalization"), net of proceeds from the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock to be issued in an offering to take place prior to the consummation of the Merger.

(4) After the consummation of the Merger, Uniroyal will change its fiscal year-end to conform with that of Crompton. Results of operations for Uniroyal's quarter ended December 31, 1995 were a net loss of $8.4 million which will be reflected as a one-time adjustment to stockholders' equity in the combined company's 1996 financial statements.

(5) Includes an after-tax write-off of $163 million for impairment of certain intangible assets.

(6) Includes a gain of $78.9 million related to a deferred tax asset reserve. (See note 10 under "Unaudited Pro Forma Combined Financial
    Information--Notes To Unaudited Pro Forma Combined Financial Information.")

(7) The calculation of pro forma income (loss) per common share before extraordinary charges and cumulative effect of accounting changes does not reflect as outstanding 1,000,000 shares of Crompton Common Stock to be issued in an offering prior to the consummation of the Merger, as such amounts are not reflective of historical trends for the combined company. Assuming the issuance of 1,000,000 shares of treasury stock (see note 3 above) had taken place at the beginning of the year, income per common share before extraordinary charges and cumulative effect of accounting changes for the three months ended 1996 would have been unchanged at $0.29.

(8) Represents Crompton's historical dividends per share. Uniroyal has not declared any dividends on its common stock during the periods presented.

                                  RISK FACTORS

    Purchasers of shares of Common Stock should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below. See "The Company," "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Crompton" for a discussion of other factors generally affecting Compton's business.

ENVIRONMENTAL CONSIDERATIONS

    Crompton's operations are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S. and abroad.

    Chemical companies are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to land, surface, subsurface strata, and water and the generation, handling, storage, transportation, treatment and disposal of waste and other materials and are also subject to federal, state and local laws and regulations regarding health and safety matters.

    The ongoing operations of chemical manufacturing plants entail risks in these areas, and there can be no assurance that material costs or liabilities will not be incurred. In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at facilities owned, used or controlled by Crompton or the manufacture, use, emission or disposal of certain products or wastes by Crompton and could involve potentially material expenditures for Crompton. To meet changing permitting and regulatory standards, Crompton may be required to make significant site or operational modifications, potentially involving substantial expenditures and reductions or suspensions of certain operations.

    Crompton is involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. Several of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury. Crompton and an inactive subsidiary have been identified by the United States Environmental Protection Agency (the "EPA"), state or local governmental agencies, and other potentially responsible parties (each a "PRP"), as PRPs for costs associated with waste disposal sites at various locations in the United States. Because these regulations have been construed to authorize joint and several liability, the EPA could seek to recover all costs involving a waste disposal site from any one of the PRPs for such site, including Crompton or its subsidiary, despite the involvement of other PRPs. In each such case, Crompton or its subsidiary is one of a large number of PRPs so identified. In certain instances, a number of other financially responsible PRPs are also involved, and Crompton expects that any ultimate liability resulting from such matters will be apportioned between Crompton or its subsidiary and such other parties.

    While Crompton believes it is unlikely, the resolution of these matters could have a material adverse effect on Crompton's consolidated results of operations if a significant number of these matters is resolved unfavorably. See "The Company -- Environmental Matters," "-- Environmental Matters Following the Merger," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Crompton."

VOLATILITY OF STOCK PRICE

    The trading price of the Common Stock after the Offering could be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management or new products or services by Crompton or its competitors, general trends in the industry and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price for many companies in similar industries and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of Crompton Common Stock.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS

    The Crompton Articles of Organization (the "Crompton Articles") and Crompton By-Laws contain certain provisions that would likely have an effect of delaying or deterring a change in control of Crompton. Such provisions require, among other things, (i) a classified Board of Directors, with each class containing as nearly as possible one-third of the whole number of members of the Board of Directors and the members of each class serving for three-year terms, (ii) a vote of at least 80% of the holders of Crompton's voting securities to approve certain business combination transactions with a stockholder who is the beneficial owner of 10% or more of Crompton's outstanding voting securities,
(iii) a vote of a least 80% of Crompton's voting securities to amend certain of the Crompton Articles and Crompton By-Laws, (iv) advance notice procedures with respect to nominations of directors other than by or at the direction of the Board of Directors, and (v) a vote of two-thirds ( 2/3) of Crompton's outstanding voting securities to approve certain merger and consolidation agreements involving Crompton. The preferred share purchase rights of Crompton that trade with the Crompton Common Stock would likely have a similar delaying or deterring effect. In addition, Crompton's Board of Directors has the authority to issue up to 250,000 shares of Preferred Stock, without par value, in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof without stockholder approval. See "Description of Crompton Capital Stock."

OPERATING HAZARDS

    Crompton's revenues are dependent on the continued operation of its various manufacturing facilities. The operation of chemical manufacturing plants involves many risks, including the breakdown, failure or substandard performance of equipment, natural disasters and the need to comply with directives of government agencies. The occurrence of material operational problems, including but not limited to the above events, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or with respect to certain facilities, Crompton as a whole, during the period of such operational difficulties.

    Crompton's operations are also subject to various hazards incident to the production of industrial chemicals, including the use, handling, processing, storage and transportation of certain hazardous materials. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, environmental damage and suspension of operations. Claims arising from any future catastrophic occurrence may result in Crompton being named as a defendant in lawsuits asserting potentially large claims.

GENERAL LITIGATION EXPENSE

    In addition to the matters discussed above, because the production of certain chemicals involves the use, handling, processing, storage and transportation of hazardous materials, and because certain of Crompton's products constitute or contain hazardous materials, Crompton has been subject to claims of injury from direct exposure to such materials and from indirect exposure when such materials are incorporated into other companies' products. There can be no assurance that as a result of past or future operations, there will not be additional claims of injury by employees or members of the public due to exposure, or alleged exposure, to such materials. Furthermore, Crompton also has exposure to present and future claims with respect to workplace exposure, workers' compensation and other matters, arising from events both prior to and after the Offering. There can be no assurance as to the actual amount of these liabilities or the timing thereof. See "The Company -- Legal Proceedings."

DEPENDENCE UPON KEY PERSONNEL

    Crompton is dependent upon the efforts of its executive officers and scientific staff. The loss of certain of these key employees could materially and adversely affect Crompton's business. Crompton's success will depend on its ability to retain key employees, and, if any depart, to replace them with personnel of comparable scientific and management capability.

NEED FOR ADDITIONAL CAPITAL

    Crompton presently expects that the net proceeds of this Offering, together with existing working capital, anticipated cash flows from operations, and funds available from existing bank lines of credit and commitments will be sufficient to meet its capital and liquidity needs through at least 1997. However, Crompton's capital needs may increase depending upon several factors, including future acquisitions, changes to planned research and development activities, expanded manufacturing and commercialization programs, additional technological, regulatory and competitive developments and timing of regulatory approvals for new products. As a result, Crompton may need to raise additional funds. There can be no assurance that additional financing would be available and, if available, that the terms would be acceptable to Crompton.

LEVERAGE OF UNIROYAL

    Uniroyal and its subsidiaries had approximately $898.6 million of long-term debt at March 31, 1996. Following the Merger, the ability of Uniroyal and its subsidiaries to meet their respective debt service obligations and to reduce their respective total debt will be dependent upon the future performance of Crompton and Uniroyal and its subsidiaries, which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond their control.

    If Crompton, through Uniroyal, is unable to generate sufficient cash flow from operations in the future, Crompton may be required to refinance all or a portion of Uniroyal's existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of Uniroyal's high levels of debt, the fact that assets have been given as collateral to secure indebtedness of Uniroyal, and the debt incurrence restrictions under existing debt arrangements. If no such refinancing or additional financing were available, Uniroyal or its subsidiaries could be forced to default on their respective debt obligations and, as an ultimate remedy, seek protection under the federal bankruptcy laws.

    See "Historical and Unaudited Pro Forma Combined Capitalization" and "Unaudited Pro Forma Combined Financial Information."

INTERNATIONAL OPERATIONS

    Crompton operates on a worldwide basis and is therefore affected by foreign currency exchange rate fluctuations. Crompton operates manufacturing facilities in Europe which serve primarily the European market. Exchange rate disruptions between the United States and European currencies, and among European currencies, are not expected to have a material effect on year-to-year comparisons of Crompton's earnings. Cash deposits, borrowings and forward exchange contracts are used to hedge fluctuations between the U.S. and European currencies, and among European currencies, if such fluctuations are earnings related. Such hedging activities are not significant in total.

    Political and economic uncertainties in certain of the countries in which Crompton operates may expose it to risk of loss. Crompton does not believe that there is currently any likelihood of material loss through political or economic instability, seizure, nationalization or similar event. Crompton cannot predict, however, whether events of this type in the future could have a material adverse effect on its operations.

HOLDING COMPANY STRUCTURE

    Crompton conducts a substantial portion of its operations through subsidiaries, and is dependent on the cash flow of its subsidiaries in order to pay dividends. Following the Merger, certain agreements governing indebtedness of Uniroyal's subsidiaries and applicable state laws may restrict the payment of distributions and the making of loans and advances by such subsidiaries to Crompton.

CONSUMMATION OF THE MERGER

    The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. It is currently anticipated that the Merger will be consummated shortly after the special meetings of Crompton and Uniroyal stockholders, assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived. There can be no assurances that the Merger will be consummated, whether or not approved by the Crompton and Uniroyal stockholders, or as to the effect of the Merger on the results of operations and performance of Crompton on a going forward basis. See "Recent Developments."

LITIGATION RELATING TO MERGER

    Crompton, Uniroyal and the Directors of Uniroyal have been named as defendants in a purported class action lawsuit (the "Stockholder Action") filed in connection with the proposed Merger in the Court of Chancery, County of New Castle, State of Delaware. Fassbender v. Mazaika, C.A. No. 14980. The Stockholder Action alleges, among other things, that defendant directors breached their fiduciary duties by pursuing the Merger at an allegedly unfair and inadequate price; by agreeing to the proposed Merger without having conducted an "auction process or active market check" or a full and thorough investigation; and by agreeing to the allegedly unfair terms of the Merger. The Stockholder Action is brought on behalf of a purported class of persons consisting of the stockholders of Uniroyal other than defendants. As relief, the Stockholder Action seeks, among other things, an order enjoining consummation of the proposed Merger, or, in the event it is consummated, rescission of the Merger, or an award of "rescissory or compensatory damages" in an unspecified amount. Defendants believe that the Stockholder Action is without merit.

PATENTS AND PROPRIETARY RIGHTS

    Crompton's success depends in large part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Crompton owns patents, trade names, and trademarks and uses know-how, trade secrets, formulae, and manufacturing techniques which assist in maintaining the competitive position of certain of its products. Patents, expiring in 1999 and thereafter, formulae, and know-how are of particular importance in the manufacture of a number of the dyes and flavor ingredients sold in Crompton's specialty chemicals business, and patents and know-how are also significant in the manufacture of certain wire insulating and plastics processing machinery product lines. Crompton is also licensed to use certain patents and technology owned by foreign companies to manufacture products complementary to its own products, for which it pays royalties in amounts not considered material to the consolidated results of the enterprise. Products to which Crompton has such rights include certain dyes, plastics machinery and flavored ingredients.

    There can be no assurance that any of Crompton's patent applications will be approved, that Crompton will develop additional proprietary products that are patentable, that any patents issued to Crompton will provide Crompton with competitive advantages or will not be challenged by any third parties or that the patents of others will not prevent the commercialization of products incorporating Crompton's technology. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of Crompton's products or, if patents are issued to Crompton, design around Crompton's patents. Any of the foregoing results could have a material adverse effect on Crompton.

    The commercial success of Crompton also depends, in part, on its ability to avoid infringing patents issued to others. If Crompton were determined to be infringing any third-party patent, Crompton would be required to pay damages, alter its products or processes, obtain licenses or cease certain activities. In addition, if patents are issued to others which contain claims that compete or conflict with those of Crompton and such competing or conflicting claims are ultimately determined to be valid, Crompton may be required to pay damages, to obtain licenses to these patents, to develop or obtain alternative technology or to cease using such technology. If Crompton is required to obtain any licenses, there can be no assurance that Crompton will be able to do so on commercially favorable terms, if at all. Crompton's failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on Crompton.

    Litigation, which could result in substantial costs to Crompton, may also be necessary to enforce any patents issued or licensed to Crompton or to determine the scope and validity of third-party proprietary rights. If competitors of Crompton prepare and file patent applications in the United States that claim technology also claimed by Crompton, Crompton may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to Crompton, even if the eventual outcome is favorable to Crompton. An adverse outcome of any such litigation or interference proceeding could subject Crompton to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Crompton to cease using such technology.

    Crompton also relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that Crompton would have adequate remedies for any breach, or that Crompton's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. See "The Company -- Patents and Licenses."

                                USE OF PROCEEDS

    The net proceeds to Crompton from the Offering are estimated to be approximately $15 million after deducting estimated costs, assuming a price to the public of $15 1/8 per share. Such proceeds will be used to partially offset the estimated merger costs discussed elsewhere herein. Crompton is effecting the Offering in order for the Merger to qualify as a pooling-of-interests for accounting and financial reporting purposes.

                         MARKET PRICE AND DIVIDEND DATA

    The following table reflects the range of the reported high and low prices of Crompton Common Stock on the NYSE Composite Tape and the per share dividends paid thereon. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                                                    CROMPTON
                                                                  COMMON STOCK
                                                                ---------------
   CALENDAR QUARTERS                                         HIGH              LOW        DIVIDENDS
- ------------------------------------------------------  ---------------  ---------------  ---------
1993:
    First quarter.....................................  $24 3/4          $21 3/8           $ 0.08
    Second quarter....................................   27 1/4           21                 0.10
    Third quarter.....................................   23 1/4           19                 0.10
    Fourth quarter....................................   23 7/8           17 5/8             0.10
1994:
    First quarter.....................................  $24 1/8          $19 5/8           $ 0.10
    Second quarter....................................   23 5/8           17 3/8             0.12
    Third quarter.....................................   18 1/2           15 7/8             0.12
    Fourth quarter....................................   16 5/8           13 7/8             0.12
1995:
    First quarter.....................................  $17 3/8          $15 7/8           $ 0.12
    Second quarter....................................   20               13 3/8             0.135
    Third quarter.....................................   15 3/4           13 5/8             0.135
    Fourth quarter....................................   14 7/8           12                 0.135
1996:
    First quarter.....................................   15 1/2           13                 0.135
    Second quarter....................................   18 3/8           13 7/8             0.135
    Third quarter (through August  , 1996)............

    On August  , 1996, the most recent practicable date prior to the date of
this Prospectus, the closing price of the Common Stock was $    per share as
reported on the NYSE Composite Tape.

    Crompton anticipates that it will pay an annual cash dividend of $0.05 per share. However, the timing and amount of any future dividends remain within the discretion of the Crompton Board of Directors and will depend on Crompton's future earnings, financial condition, capital requirements and other factors.

                                  THE COMPANY

    GENERAL

    Crompton was incorporated in Massachusetts in 1900. Crompton has engaged in the manufacture and sale of specialty chemicals since 1954 and, since 1961, in the manufacture and sale of specialty process equipment and controls. Crompton expanded its specialty chemical business in 1988 with the acquisitions of Ingredient Technology Corporation, a leading supplier of ingredients for the food and pharmaceutical industries, and Townley Dyestuffs Auxiliaries Company, Ltd., one of the largest independent suppliers of dyes for Great Britain's textile and paper industries. Crompton made two acquisitions in calendar year 1990, acquiring the business and certain assets and liabilities of Atlantic Industries, Inc., a domestic dye manufacturer, and APV Chemical Machinery, Inc., which manufactured the Sterling line of extruders, extrusion systems and industrial blow molding equipment for the plastics industry. In 1991, Crompton acquired a wire and cable equipment business from Clipper Machines, Inc. In 1992, Crompton acquired a pre-metallized dyes business and facility located in Oissel, France. Crompton made two acquisitions in 1994, the Egan Machinery plastics extrusion, precision coating and cast and blown film equipment business and the plastics and rubber extrusion machinery and parts and after-market services business of McNeil & NRM, Inc. Effective January 1, 1995, Crompton's textile dyes and chemicals business and its specialty process equipment and controls business have been conducted by Crompton & Knowles Colors Incorporated and Davis-Standard Corporation, respectively, wholly owned subsidiaries of Crompton. In 1995, Crompton acquired the plastics and rubber extrusion business of McNeil Akron Repiquet SARL, including a manufacturing facility located in Dannemarie, France, and Killion Extruders, Inc., a producer of precision laboratory and small scale extrusion systems. In January 1996, Crompton acquired Klockner ER-WE-PA GmbH, a manufacturer of extrusion coating, cast film and plastic extrusion equipment located in Erkrath, Germany, and retained Salomon Brothers to assist in exploring strategic alternatives to maximize shareholder value with respect to the Ingredient Technology Corporation business, which Crompton currently intends to retain. In April 1996, Crompton announced the acquisition of the Hartig product line of industrial blow molding systems.

    Information as to the sales, operating profit, and identifiable assets attributable to each of Crompton's business segments during each of its last three fiscal years is set forth in the Notes to Consolidated Financial Statements contained elsewhere in this Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

    PRODUCTS AND SERVICES

    The principal products and services offered by Crompton are described below.

    Specialty Chemicals. Textile dyes manufactured and sold by Crompton are used on both synthetic and natural fibers for knit and woven garments, home furnishings such as carpets, draperies, and upholstery, and automotive furnishings including carpeting, seat belts, and upholstery. Industrial dyes and chemicals are marketed to the paper, leather, and ink industries for use on stationery, tissue, towels, shoes, apparel, luggage, and other products and for transfer printing inks. Crompton also markets organic chemical intermediates and a line of chemical auxiliaries for the textile industry, including leveling agents, dye fixatives, and scouring agents. Sales of this class of products accounted for 43%, 50%, and 57% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Crompton manufactures and sells reaction and compounded flavor ingredients for the food processing, bakery, beverage and pharmaceutical industries; colors certified by the Food & Drug Administration for sale to domestic producers of food and pharmaceuticals; and inactive ingredients for the pharmaceutical industry. Crompton is also a leading supplier of specialty sweeteners, including edible molasses, molasses blends, malt extracts, and syrups for the bakery, confectionery and food processing industries and a supplier of seasonings and seasoning blends for the food processing industry. Sales of this class of products accounted for 15%, 17%, and 16% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Domestically, Crompton sells specialty chemicals predominantly through its own dedicated sales force. Outside the United States, as much as one-half of Crompton's sales of specialty chemicals are made through distributors.

    Specialty Process Equipment and Controls. Crompton manufactures and sells plastics and rubber extrusion equipment, industrial blow molding equipment, electronic controls, and integrated extrusion systems and offers specialized service and modernization programs for in-place extrusion systems. Sales of this class of products accounted for 42%, 33%, and 27% of the total revenues of Crompton in 1995, 1994, and 1993, respectively.

    Integrated extrusion systems, which include extruders in combination with controls and other accessory equipment, are used to process plastic resins and rubber into various products such as plastic sheet used in appliances, automobiles, home construction, sports equipment, and furniture; cast and blown film used to package many consumer products; and extruded shapes used as house siding, furniture trim, and substitutes for wood molding. Integrated extrusion systems are also used to compound engineered plastics, to recycle and reclaim plastics, to coat paper, cardboard and other materials used as packaging, and to apply plastic or rubber insulation to high voltage power cable for electrical utilities and to wire for the communications, construction, automotive, and appliance industries.

    Industrial blow molding equipment produced by the Corporation is sold to manufacturers of non-disposable plastic items such as tool cases and beverage coolers.

    Crompton's HES unit produces electrical and electronic controls primarily for use with extrusion systems. Crompton is a major user of such controls.

    In the United States, most of Crompton's sales of specialty process equipment and controls are made by its own dedicated sales force. In other parts of the world, and for export sales from the United States, Crompton's sales of such equipment and controls are made largely through agents.

    SOURCES OF RAW MATERIALS

    Chemicals, steel, castings, parts, machine components, edible molasses, spices, and other raw materials required in the manufacture of Crompton's products are generally available from a number of sources, some of which are foreign. Substantial sales of the dyes and auxiliary chemicals business consist of dyes manufactured from intermediates purchased from foreign sources. Crompton has not experienced significant interruptions or other significant problems in obtaining raw materials.

    PATENTS AND LICENSES

    Crompton owns patents, trade names, and trademarks and uses know-how, trade secrets, formulae, and manufacturing techniques which assist in maintaining the competitive position of certain of its products. Patents, expiring in 1999 and thereafter, formulae, and know-how are of particular importance in the manufacture of a number of the dyes and flavor ingredients sold in Crompton's specialty chemicals business, and patents and know-how are also significant in the manufacture of certain wire insulating and plastics processing machinery product lines. Crompton believes that no single patent, trademark, or other individual right is of such importance, however, that expiration or termination thereof would materially affect its business. Crompton is also licensed to use certain patents and technology owned by foreign companies to manufacture products complementary to its own products, for which it pays royalties in amounts not considered material to the consolidated results of the enterprise. Products to which Crompton has such rights include certain dyes, plastics machinery and flavored ingredients.

    SEASONAL BUSINESS

    No material portion of any segment of the business of Crompton is seasonal.

    CUSTOMERS
    Crompton does not consider any segment of its business dependent on a single customer or a few customers, the loss of any one or more of whom would have an adverse effect on the segment. No one customer's business accounts for more than ten percent of Crompton's gross revenues nor more than ten percent of its earnings before taxes.

    BACKLOG
    Because machinery production schedules range from about 60 days to 10 months, backlog is important to Crompton's specialty process equipment and controls business. Firm backlog of customers' orders for this business at December 30, 1995, totalled approximately $72 million compared with $66 million at December 31, 1994. The increase in the backlog was attributable to the $9 million of backlog acquired in the Killion and Repiquet acquisitions in 1995. It is expected that all of the December 30, 1995 backlog will be shipped during 1996. Orders for specialty chemicals and equipment repair parts are filled primarily from inventory stocks and thus are excluded from backlog.

    COMPETITIVE CONDITIONS
    Crompton has many competitors in each of its business segments. Crompton is among the largest suppliers of dyes in the United States and is a leading domestic producer of specialty dyes for nylon, polyester, acrylics, and cotton. Crompton is less of a factor in other segments of the domestic dyes industry and in the European market. Crompton is also a major United States and Canadian supplier of edible molasses, a major United States supplier of malt extracts, and a significant supplier of other sugar-based specialty products. As a supplier of flavors and seasonings, Crompton has many competitors in the United States and abroad.

    Crompton is a leading producer of extrusion machinery for the plastics industry and a leading domestic producer of industrial blow molding equipment and competes with domestic and foreign producers of such products. Crompton is one of a number of producers of other types of plastics processing machinery.

    No one competitor or small number of competitors is believed to be dominant in any of Crompton's major markets.

    Product performance, service, and competitive prices are all important factors in competing in the specialty chemicals and specialty process equipment and controls product lines. Crompton has gained leadership positions in its chosen markets by providing quality products, technical service and performance know-how to solve problems and add value to customers' products. Crompton often develops new products in response to a customer's specific needs. Crompton's success as a producer of specialty process equipment and controls has been augmented by its strength as a supplier of aftermarket systems and services, including maintenance, parts and systems upgrade support.

    RESEARCH AND DEVELOPMENT
    Crompton employs about 285 engineers, draftsmen, chemists, and technicians responsible for developing new and improved chemical products and process equipment systems for the industries served by Crompton. Often, new products are developed in response to specific customer needs. Crompton's process of developing and commercializing new products and product improvements is ongoing and involves many products, no one of which is large enough to significantly impact Crompton's results of operations from year to year. Research and development expenditures totalled $14.0 million for the year 1995, $12.1 million for the year 1994, and $11.2 million for the year 1993.

    ENVIRONMENTAL MATTERS
    Crompton's manufacturing facilities are subject to various federal, state and local requirements with respect to the discharge of materials into the environment or otherwise relating to the protection of the environment. Although precise amounts are difficult to define, in 1995, Crompton spent approximately $15.8 million to comply with those requirements, including approximately $4.9 million in capital expenditures. Such capital expenditures are estimated to be $3.5 million in 1996.

    Crompton has been designated, along with others, as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or comparable state statutes, at two waste disposal sites; and an inactive subsidiary has been designated, along with others, as a potentially responsible party at two other sites.

    While the cost of compliance with existing environmental requirements is expected to increase, based on the facts currently known to Crompton, management expects that those costs, including the cost to Crompton of remedial actions at the waste disposal sites where it has been named a potentially responsible party, will not have a material effect on Crompton's liquidity and financial condition and that the cost to Crompton of any remedial actions will not be material to the results of Crompton's operations in any given year.

    EMPLOYEES
    Crompton had 2,761 employees on December 30, 1995.

    FINANCIAL INFORMATION CONCERNING FOREIGN OPERATIONS AND EXPORT SALES
    The information with respect to sales, operating profit, and identifiable assets attributable to each of the major geographic areas served by Crompton and export sales, for each of Crompton's last three fiscal years, is set forth in the Notes to Consolidated Financial Statements contained elsewhere in this Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton considers that the risks relating to operations of its foreign subsidiaries are comparable to those of other U.S. companies which operate subsidiaries in developed countries. All of Crompton's international operations are subject to fluctuations in the relative values of the currencies in the various countries in which its activities are conducted.

    PROPERTIES
    The following table sets forth information as to the principal operating properties of Crompton and its subsidiaries:

                                                                                       OWNERSHIP
BUSINESS SEGMENT                                                           DATES       OR LEASE
  AND LOCATION                                   PRODUCTS                  BUILT      EXPIRATION
- ----------------------------------  ----------------------------------   ----------   -----------
Specialty Chemicals:
Carrollton, TX office and plant     Seasonings                           1982         1997
Des Plaines, IL office and plant    Flavors                              1968         Owned
Elyria, OH office and plant         Seasonings                           1978         2001
Gibraltar, PA office, laboratory    Textile and other dyes               1964-1980    Owned
  and chemical plant
Lowell, NC chemical plant           Textile dyes, organic chemicals      1961         Owned
Mahwah, NJ office, laboratory and   Flavors and Seasonings               1984-1989    2004
  plant
Newark, NJ chemical plant           Textile dyes, organic chemicals      1949-1985    Owned
Nutley, NJ office, laboratory and   Textile and other dyes               1949-1977    Owned
  chemical plant
Oissel, France office, laboratory   Textile and other dyes               1946-1992    Owned
  and chemical plant
Reading, PA chemical plant          Textile dyes, organic chemicals      1910-1979    Owned
                                      and food colors
Tertre, Belgium office, laboratory  Textile and other dyes               1970         Owned
  and chemical plant
Vineland, NJ office and plant       Food and pharmaceutical              1995         Owned
                                      ingredients and colors
Specialty Process Equipment and
  Controls:
Cedar Grove, NJ office and machine  Precision Laboratory extrusion       1929         1996
  shop                                equipment and extrusion systems
Dannemarie, France office and       Extrusion systems                    1967-1980    Owned
  machine shop

                                                                                       OWNERSHIP
BUSINESS SEGMENT                                                           DATES       OR LEASE
  AND LOCATION                                   PRODUCTS                  BUILT      EXPIRATION
- ----------------------------------  ----------------------------------   ----------   -----------
Edison, NJ office and machine shop  Blow molding and extrusion           1974-1979    2000
                                      equipment
Erkrath, Germany office and         Extrusion systems                    1954-1991    Owned
  machine shop
Pawcatuck, CT office and machine    Plastics and rubber extrusion and    1965-1985    Owned
  shop                                electronic control equipment and
                                      systems
Pawcatuck, CT office and machine    Extrusion systems                    1968         1998
  shop
Somerville, NJ office and machine   Extrusion systems                    1966-1994    Owned
  shop

    All plants are built of brick, tile, concrete, or sheet metal materials and are of one-floor construction except parts of the plants located in Reading and Gibraltar, Pennsylvania, Nutley, Cedar Grove, and Somerville, New Jersey, Oissel and Dannemarie, France, Erkrath, Germany, and Tertre, Belgium. All are considered to be in good operating condition, well maintained, and suitable for Crompton's requirements.

    LEGAL PROCEEDINGS
    In the normal course of its business, Crompton is subject to investigations, claims and legal proceedings, some of which concern environmental matters, involving both private and governmental parties. In some cases, the remedies sought or damages claimed may be substantial. While each of these matters is subject to various uncertainties as to outcome, and some of them may be decided unfavorably to Crompton, based on the facts known to Crompton and on consultation with legal counsel, management of Crompton believes that there are no such matters pending or threatened which will have a material effect on the financial position of Crompton or the results of Crompton's operations in any given year.

    OPERATIONS FOLLOWING THE MERGER
    Following the Merger, the operating activities of the combined company will consist of the following:

                                                                   1995 SALES
                                                                  (% OF TOTAL)
                                                                  ------------
Chemicals and Polymers.........................................         27%
Crop Protection................................................         19%
Dyes and Auxiliary Chemicals...................................         16%
Equipment and Controls.........................................         16%
Specialties....................................................         16%
Food and Pharmaceutical Ingredients............................          6%
                                                                       ---
                                                                       100%
                                                                       ---
                                                                       ---

The food and pharmaceutical ingredients business, which Crompton had considered selling, will be retained and Crompton has no current intention to sell the business.

    Upon completion of the Merger, the Chemicals and Polymers, Crop Protection, and Specialties businesses of Uniroyal and the existing businesses of Crompton will all report directly to Vincent A. Calarco. The managements of all of the operating businesses and the nature and scope of their activities will remain essentially the same following the Merger.

    During the past three years, Crompton's dyes and auxiliary chemicals business has been adversely affected primarily by external factors including a retail apparel recession in the United States, slow economic growth in Europe, fashion trends favoring lighter colors which require less dyes, and lower pricing resulting from aggressive marketing on the part of competitors. Although there has been some recent improvement with regard to these external factors, further improvement is required in order for Crompton to regain earlier sales and profitability levels for the business.

    In the first quarter of 1996, Crompton's specialty equipment business reported a 29% decrease in operating profit primarily attributable to lower unit volume in its more profitable domestic business. Domestic equipment orders weakened industry-wide during the second half of 1995 and have not recovered. An improvement in domestic orders is necessary for the business to regain earlier profitability levels.

    Crompton currently anticipates capital spending during the next several years at a level of approximately $60 million annually and debt repayment at a level of approximately $75 million annually. This should be possible as a result of anticipated cash flows and the planned reduction of Crompton's annual dividend payments on its common stock from $0.54 to $0.05 per share, to be paid annually rather than quarterly as in the past. The change in the dividend should make available an additional $24 million annually for debt reduction.

    Crompton has repurchased shares of its common stock in 1994 (2,954,700 shares) and 1995 (272,800 shares), but has no current intention of making further repurchases, and the Board of Directors of Crompton rescinded an outstanding authorization to repurchase shares in July 1996.

    ENVIRONMENTAL MATTERS FOLLOWING THE MERGER

    Chemical companies are subject to extensive environmental laws and regulations concerning, among other things, emissions to the air, discharges to land, surface, subsurface strata, and water and the generation, handling, storage, transportation, treatment and disposal of waste and other materials and are also subject to federal, state and local laws and regulations regarding health and safety matters.

    The ongoing operations of chemical manufacturing plants entail risks in these areas, and there can be no assurance that material costs or liabilities will not be incurred. In addition, future developments, such as increasingly strict requirements of environmental and health and safety laws and regulations and enforcement policies thereunder, could bring into question the handling, manufacture, use, emission or disposal of substances or pollutants at facilities owned, used or controlled by Crompton or Uniroyal or the manufacture, use, emission or disposal of certain products or wastes by Crompton or Uniroyal and could involve potentially material expenditures for Crompton or Uniroyal. To meet changing permitting and regulatory standards, Crompton and Uniroyal may be required to make significant site or operational modifications, potentially involving substantial expenditures and reductions or suspensions of certain operations.

    Crompton and Uniroyal are involved in claims, litigation, administrative proceedings and investigations of various types in a number of jurisdictions. A number of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury. Crompton and Uniroyal have been identified by the EPA, state or local governmental agencies, and other PRPs, as a PRP for costs associated with waste disposal sites at various locations in the United States. Because these regulations have been construed to authorize joint and several liability, the EPA could seek to recover all costs involving a waste disposal site from any one of the PRPs for such site, including Crompton or Uniroyal, despite the involvement of other PRPs. In many cases, Crompton or Uniroyal is one of several hundred PRPs so identified. In a few instances, Uniroyal is one of only a handful of PRPs. In certain instances, a number of other financially responsible PRPs are also involved, and Crompton and Uniroyal expect that any ultimate liability resulting from such matters will be apportioned between Crompton or Uniroyal and such other parties.

    The combined companies intend to assert all meritorious legal defenses and all other equitable factors which are available with respect to the above matters. Neither company is assuming any environmental liability of the other as a result of the Merger. While Crompton and Uniroyal believe it is unlikely, the resolution of these matters could have material adverse effect on the combined companies' consolidated results of operations if a significant number of these matters is resolved unfavorably.

                              RECENT DEVELOPMENTS

MERGER WITH UNIROYAL CHEMICAL CORPORATION

    Pursuant to the Merger Agreement, Crompton has agreed to the merger of Subcorp with and into Uniroyal, subject to the approval of the transaction by the stockholders of each of Uniroyal and Crompton at special meetings thereof currently scheduled to be held on August 21, 1996. The Board of Directors of Crompton has fixed the close of business on July 9, 1996, as the record date for determination of holders of Crompton Common Stock entitled to notice of and to vote at such meeting of Crompton stockholders. Accordingly, purchasers of the shares of Crompton Common Stock offered hereby will not be entitled to vote such shares at such special meeting.

    The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement (which was filed by Crompton with the Commission as an exhibit to Crompton's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996), pursuant to which, among other things, (i) Subcorp will be merged with and into Uniroyal as a result of which Uniroyal will become a wholly owned subsidiary of Crompton, (ii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled) of Uniroyal Common Stock will be converted into 0.9577 shares of Crompton Common Stock (with cash in lieu of fractional shares), and (iii) each issued and outstanding share (other than shares, if any, held in the treasury of Uniroyal or held by Crompton or any of its subsidiaries, which will be cancelled, and other than shares as to which dissenters' appraisal rights have been perfected) of Uniroyal Preferred Stock will be converted into 6.3850 shares of Crompton Common Stock (with cash in lieu of fractional shares). It is currently anticipated that the Merger will be consummated shortly after the special meetings of Crompton and Uniroyal stockholders, assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

    Uniroyal, through its subsidiaries, is a major multinational manufacturer of a wide variety of specialty chemical products, including specialty elastomers, rubber chemicals, crop protection chemicals and additives for the plastics and lubricants industries. Uniroyal produces high value added products which are currently marketed in approximately 120 countries. Crompton does not currently intend to make any material changes to the general operating activities of Uniroyal following consummation of the Merger. The principal executive offices of Uniroyal are located at Benson Road, Middlebury, Connecticut 06749, and its telephone number is (203) 573-2000. Uniroyal is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Prospective investors are urged to read and consider carefully such reports, proxy statements and other information. Uniroyal Common Stock is quoted on the NASDAQ/NM.

    Crompton is effecting the Offering in order for the Merger to qualify as a pooling-of-interests for accounting and financial reporting purposes.

CERTAIN LITIGATION

    Crompton, Uniroyal and the directors of Uniroyal have been named as defendants in a purported class action lawsuit filed in connection with the proposed Merger in the Court of Chancery, County of New Castle, State of Delaware. Fassbender v. Mazaika, C.A. No. 14980. The Stockholder Action alleges, among other things, that the defendant directors breached their fiduciary duties by pursuing the Merger at an allegedly unfair and inadequate price; by agreeing to the proposed Merger without having conducted an "auction process or active market check" or a full and thorough investigation; and by agreeing to the allegedly unfair terms of the Merger. The Stockholder Action is brought on behalf of a purported class of persons consisting of the stockholders of Uniroyal other than defendants. As relief, the Stockholder Action seeks, among other things, an order enjoining consummation of the proposed Merger, or, in the event it is consummated, rescission of the Merger, or an award of "rescissory or compensatory damages" in an unspecified amount. Defendants believe that the Stockholder Action is without merit.

DESCRIPTION OF CERTAIN INDEBTEDNESS

    Crompton has obtained a commitment letter from Citicorp USA, Inc. and Citicorp Securities, Inc. in connection with credit facilities in the aggregate amount of $600 million to be extended to Crompton and Uniroyal Chemical Company, Inc., a wholly owned subsidiary of Uniroyal ("Uniroyal Chemical"), immediately prior to the Effective Time (i) to replace certain bank credit facilities of Crompton and Uniroyal Chemical that would otherwise be in default and subject to acceleration as a result of the consummation of the Merger, (ii) to redeem or repurchase public debt of Uniroyal and Uniroyal Chemical (including in connection with the Merger), (iii) to pay transaction costs relating to the Merger and (iv) for general corporate purposes, including, without limitation, to make acquisitions and capital expenditures and to provide working capital for Crompton and Uniroyal Chemical following the Merger.

    The credit facilities to be extended to Crompton and Uniroyal Chemical upon the completion of the proposed Merger are revolving facilities with five year terms. Of the total amount of the facilities, $300 million will be extended to Crompton and its operating subsidiaries and $300 million will be extended to Uniroyal Chemical. The Crompton facility is secured by a pledge of the stock of its operating subsidiaries and the Uniroyal Chemical facility by a pledge of the stock of its operating subsidiaries and by a security interest in the accounts receivable and inventory of Uniroyal Chemical. Interest rates payable include several options including a spread over LIBOR that varies based on the Debt/EBITDA ratio for the trailing four fiscal quarters and will be set initially at .875% over LIBOR.

    Approximately $42 million of Uniroyal Chemical debt and $140 million of Crompton debt outstanding under existing bank credit facilities at the date of the Merger will be repaid at no penalty with funds from the new credit facilities. In addition, if holders of some or all of the 9% Senior Notes Due 2000 of Uniroyal Chemical accept its offer to purchase the 9% Notes at 101% of their principal amount under the terms of the governing indenture (as described below), additional debt repayment of up to $253 million will result. The extraordinary loss associated with such repayment, including 1% of the amount repaid and the write-off of unamortized financing fees, would be a maximum of $4.8 million, net of tax, if all $253 million of the 9% Notes are repaid.

    Assuming none of the 9% Notes are repaid, the $600 million credit facilities may be reduced, at the election of Crompton, to $450 million. Of the $450 million, $182 million will be used to repay debt under outstanding bank credit facilities, as explained above, and the balance of $268 million will be available for general corporate purposes, including the payment of an estimated $62 million ($55 million after tax) in merger related expenses.

    In addition, Uniroyal has three series of public debt outstanding, comprised of $283 million principal amount of 10 1/2% Senior Notes Due 2002, $232 million principal amount of 11% Senior Subordinated Notes Due 2003 and $127 million principal amount at maturity of 12% Subordinated Discount Notes Due 2005, and Uniroyal Chemical has one series outstanding of 9% Senior Notes Due 2000 in the principal amount of $253 million (collectively, the "Notes"), which in the aggregate comprises $895 million in indebtedness. The Notes contain a requirement that, within 30 days after a change of control of Uniroyal (which will occur upon consummation of the Merger), Uniroyal or Uniroyal Chemical, as the case may be, must make an offer to purchase all outstanding Notes at 101% of the principal amount thereof. Waivers of this requirement have been obtained from the holders of a majority in principal amount (as required under the governing indentures) of each of the 10 1/2%, 11% and 12% Notes of Uniroyal. Supplemental indentures have been executed by Uniroyal and the respective trustees for such Notes giving effect to such waivers, which are binding on all holders of such Notes whether or not such holders consented to the waiver. In consideration for receipt of waivers from holders of such Notes, Uniroyal has agreed to pay, promptly following consummation of the Merger, to each such holder who delivered to the respective trustee prior to 5:00 p.m., Eastern Time, on June 27, 1996 a properly completed, executed and dated consent to such waiver (provided such consent was not revoked) a one-time cash payment in the amount of $3.75 for each $1,000 principal amount (at maturity) of such Notes to which the consent relates. The aggregate amount that will become payable by Uniroyal in consideration for such waivers upon consummation of the Merger is approximately $2.4 million ($1.4 million after tax). With respect to the 9% Notes of Uniroyal Chemical, no such waivers have been sought; instead, Crompton and Uniroyal Chemical expect to have adequate capacity under the aforementioned $600 million new credit facilities to fund the purchase of any 9% Notes that are tendered pursuant to the offer.

CROMPTON SECOND QUARTER EARNINGS

    On July 17, 1996, Crompton issued a press release relating to its second quarter earnings. Crompton announced that, for the second quarter ended June 29, 1996, sales decreased five percent to $167.6 million from $175.6 million last year. Earnings for the quarter were $9.7 million, or 20 cents per share, compared with $12.1 million, or 25 cents per share, last year. Specialty chemical segment sales in the quarter declined four percent to $96.9 million from $101.2 million last year. Operating profit for the segment was $13.0 million, compared with $13.1 million in 1995. Domestic dye sales were five percent below the prior year, including a four percent decline in price from the second quarter of 1995. International dye sales were twelve percent lower, while specialty ingredients sales rose seven percent. The specialty process equipment and controls segment posted sales of $70.7 million in the second quarter, five percent lower than the prior year's sales of $74.4 million. Operating profit was $6.4 million, compared with $11.1 million in the second quarter of 1995. The decline in operating profits was primarily attributable to lower U.S. demand for extrusion equipment. The equipment backlog at the end of the second quarter was $89 million, compared with $92 million at the end of the first quarter.

UNIROYAL THIRD QUARTER EARNINGS

    On July 23, 1996, Uniroyal issued a press release reporting its earnings for the third fiscal quarter ending June 30, 1996. Uniroyal announced that for the third quarter, sales increased one percent to $302.1 million from $298.6 million last year. Net income before extraordinary charges was $14.7 million, or 59 cents per share, compared with $12.4 million, or 50 cents per share, last year. An extraordinary charge of 1 cent per share in the current fiscal quarter related to early retirement of debt. Sales for the chemicals and polymers division increased 2.6% in the third quarter to $125.3 million compared to $122.2 million in the third quarter of fiscal 1995. The increase was due primarily to higher selling prices in rubber chemicals, partially offset by lower EPDM sales. In the third quarter of fiscal 1996, sales for the crop protection division decreased 2.9% to $104.3 million from $107.4 million in the same period last year. The primary factors contributing to the decrease were lower infestation levels and adverse weather conditions in the U.S. The shortfall was somewhat offset by the continuing success of the new GauchoTM seed treatment insecticide. Sales for the specialties division increased 4.8% to $70.5 million from $67.3 million in the third quarter of fiscal 1995. The increase was primarily due to higher Vibrathane sales, stronger demand for lubricant additives and market share gains in certain other specialties. Operating income increased by 8.3% to $51.5 million as gross margin increased to 35.7% of net sales versus 34.4% in last year's third quarter. The increase in gross margin was primarily a result of the improved margin percentage in the chemical and polymers division as well as increased contribution from the crop protection division due primarily to lower raw material and production costs. Selling, general and administrative costs rose less than 2% compared to last year's quarter, despite increased spending in new product development and promotion.

                 SELECTED HISTORICAL FINANCIAL DATA OF CROMPTON

    The selected financial data presented below for Crompton as of December 31, 1994 and December 30, 1995 and for the years ended December 25, 1993, December 31, 1994 and December 30, 1995, have been derived from and are qualified in their entirety by, and should be read in conjunction with, the audited financial statements and notes thereto contained herein. See "Index to Financial Statements of Crompton & Knowles Corporation."

    Crompton's statement of operations data for the years ended December 28, 1991 and December 26, 1992 and the balance sheet data as of December 28, 1991, December 26, 1992 and December 25, 1993 are derived from audited Crompton consolidated financial statements that are neither included nor incorporated by reference herein.

    The unaudited financial data presented below for the interim periods ended April 1, 1995 and March 30, 1996 are derived from the unaudited consolidated financial statements of Crompton contained herein. In the opinion of Crompton, such unaudited financial data have been prepared on the same basis as the audited financial statements contained herein and include all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the information set forth herein. Operating results for the interim period ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year or for any other interim period.

                                                          YEARS ENDED                                   THREE MONTHS ENDED
                            ------------------------------------------------------------------------   --------------------
                            DECEMBER 28,   DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   APRIL 1,   MARCH 30,
                                1991           1992           1993           1994           1995         1995       1996
                            ------------   ------------   ------------   ------------   ------------   --------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Crompton & Knowles
  Corporation
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net sales.................    $450,228        517,718        558,348        589,757        665,513      168,193    164,840
Income before
 extraordinary charges and
 cumulative effect of
 accounting changes.......    $ 35,941         43,265         51,958         50,916         40,493       13,196      9,468
Net income................    $ 35,941         34,465         51,958         50,916         40,493       13,196      9,468
Income per common share
 before extraordinary
 charges and cumulative
 effect of accounting
 changes..................    $   0.73           0.87           1.00           1.00           0.84         0.27       0.20
Net income per common
 share....................    $   0.73           0.69           1.00           1.00           0.84         0.27       0.20
Weighted average number of
 shares outstanding.......      49,317         49,967         52,176         51,152         48,448       48,921     48,318
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..............    $308,562        350,715        363,246        432,328        484,138                 521,518
Long-term debt............    $ 76,118         24,000         14,000         54,000         64,000                  74,000
Cash dividends declared
 per common share.........    $   0.25           0.31           0.38           0.46          0.525         0.12      0.135

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF CROMPTON

    The following should be read in conjunction with the year-end consolidated financial statements and quarterly financial statements of Crompton contained elsewhere in this Prospectus. See "Index to Financial Statements of Crompton & Knowles Corporation."

FINANCIAL CONDITION AND LIQUIDITY

  Acquisitions

    In January 1995, Crompton acquired the business and certain assets of McNeil Akron Repiquet S.a.r.l. in France. In March 1995, Crompton acquired Killion Extruders, Inc. Costs of these acquisitions were accounted for based on the purchase method and, accordingly, the results of operations of these businesses have been included in the Consolidated Statements of Earnings since their dates of acquisition.

  Liquidity and Capital Resources

    The December 30, 1995 working capital balance of $126.2 million increased $4.6 million from the December 31, 1994 balance of $121.6 million, while the current ratio declined to 1.8 from 1.9 at the end of 1994. The decline in the current ratio is primarily attributable to the increase in notes payable. Days sales in receivables increased slightly to 55 days in 1995 from 54 days in 1994. Inventory turnover averaged 2.8 in 1995, compared to 3.0 in 1994.

    Cash flow from operating activities of $26.7 million increased $4.9 million from $21.8 million in 1994 and was used with cash reserves and increased borrowings to finance acquisitions, fund capital expenditures, pay cash dividends and repurchase 272,800 shares of Crompton's outstanding common shares. Dividends paid in 1995 of $25.2 million represent a payout ratio of 62% of earnings. Crompton's debt-to-capital ratio increased to 34% from 29% at year-end 1994.

    Capital expenditures of $18.2 million decreased $3.5 million from $21.7 million in 1994. Capital expenditures are expected to approximate $16 million in 1996 primarily for expansion and improvement of operating facilities in the United States and Europe. Crompton's long-term liquidity needs including such items as capital expenditures and dividends are expected to be financed through operations. Crompton has available uncommitted short-term lines of credit of $115 million that are unsecured, and a revolving credit agreement providing for unsecured borrowings up to $125 million through September 1998. At year-end, there were $60.4 million of short-term borrowings outstanding under Crompton's uncommitted short-term lines of credit and $60 million outstanding under the revolving credit agreement.

  Inflation

    During the last three years, inflation has not been a significant factor in the net earnings of Crompton. The LIFO method of accounting is used for a major portion of Crompton's inventories. Under this method, the cost of products sold approximates current costs and thus reduces possible distortion of reported earnings due to rising costs. Crompton continually emphasizes cost controls and efficient management of resources to mitigate the influence of inflation.

  International Operations

    The lower U.S. dollar exchange rate versus primarily the Belgian Franc and the French Franc accounted for the favorable adjustment of $4.5 million in the accumulated translation adjustment account since year-end 1994. Changes in the balance of this account are primarily a function of fluctuations in exchange rates and do not necessarily reflect either enhancement or impairment of the net asset values or the earnings potential of Crompton's foreign operations. The net asset value of foreign operations amounting to $81.4 million, representing primarily Belgian Francs and French Francs, is not currently being hedged with respect to translation into U.S. dollars.

    Crompton operates manufacturing facilities in Europe which serve primarily the European market. Exchange rate disruptions between the United States and European currencies, and among European currencies, are not expected to have a material effect on year-to-year comparisons of Crompton's earnings. Cash deposits, borrowings and forward exchange contracts are used to hedge fluctuations between the U.S. and European currencies, and among European currencies, if such fluctuations are earnings related. Such hedging activities are not significant in total.

  Research and Development

    Crompton employs about 285 engineers, draftsmen, chemists, and technicians responsible for developing new and improved chemical products and process equipment systems for the industries served by Crompton. Often, new products are developed in response to specific customer needs. Crompton's process of developing and commercializing new products and product improvements is ongoing and involves many products, no one of which is large enough to significantly impact Crompton's results of operations from year to year. Research and development expenditures totaled $14.0 million, $12.1 million and $11.2 million in the fiscal years 1995, 1994 and 1993, respectively.

  Environmental Matters

    Crompton's manufacturing facilities are subject to various federal, state and local requirements with respect to the discharge of materials into the environment or otherwise relating to the protection of the environment. Although precise amounts are difficult to define, Crompton spent approximately $15.8 million in 1995 to comply with those requirements, including approximately $4.9 million in capital expenditures. Such capital expenditures are estimated to be $3.5 million in 1996.

    Crompton has been designated, along with others, as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state statutes, at two waste disposal sites; and an inactive subsidiary has been designated, along with others, as a potentially responsible party at two other sites.

    While the cost of compliance with existing environmental requirements is expected to increase, based on the facts currently known to Crompton, management of Crompton expects that those costs, including the cost to Crompton of remedial actions at the waste disposal sites where it has been named a potentially responsible party, will not be material to the results of Crompton's operations in any given year.

OPERATING RESULTS--1995 AS COMPARED TO 1994

  Overview

    Consolidated net sales increased 13% to $665.5 million from $589.8 million in 1994. Net earnings declined 20% to $40.5 million from $50.9 million in 1994. Earnings per common share declined 16% to $.84 from $1.00 in the prior year. Average shares outstanding decreased 2.7 million to 48.5 million primarily as a result of Crompton's share repurchase program, which was discontinued in July 1996 in connection with the Merger.

    The gross margin percentage decreased to 28.8% from 31.5% in 1994 primarily from lower margins in the specialty chemicals segment. Consolidated operating profit of $72.3 million was 11% lower than 1994 as the specialty process equipment and controls segment increased 29% while the specialty chemicals segment decreased 30%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $385.6 million representing a decline of 2% from 1994. The decrease was attributable to lower selling prices (-4%), offset in part primarily by foreign currency translation. The proportion of sales outside the United States increased slightly to 26% from 25% in 1994.

    Domestic dyes sales declined 8% reflecting lower selling prices (-5%) and lower unit volume (-3%) as weak demand primarily for apparel dyes continued to negatively affect the business. International dyes sales increased by 3% versus 1994 due primarily to foreign currency translation (6%) and unit volume (4%), offset by lower selling prices (-7%). Sales of specialty ingredients increased 5% reflecting primarily increased unit volume.

    Operating profit declined 30% to $42.6 million from $60.8 million in 1994. The decline was primarily due to domestic and international dyes. Domestic dyes declined primarily due to lower pricing. International dyes declined primarily due to lower pricing and exchange rate fluctuations among European currencies. The percentage of operating profit outside the United States decreased to 13% from 21% in 1994.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $279.9 million representing an increase of 43% from $196.2 million in 1994. Approximately 27% was attributable to the incremental impact of acquisitions with the balance primarily from increased unit volume. International sales of $71 million increased 48% from 1994 and accounted for 25% of total segment sales versus 24% in 1994. Operating profit increased 29% to $40.2 million from $31.2 million in 1994. Approximately 11% was attributable to the incremental impact of acquisitions with the balance primarily attributable to unit volume, offset in part by a lower-margin product mix. The equipment order backlog totaled $72 million at the end of 1995 compared to $66 million at the end of 1994. The increase in the backlog was attributable to the $9 million of backlog acquired in the Killion and Repiquet acquisitions in 1995.

  Other

    Selling, general and administrative expenses increased 14% primarily due to the impact of acquisitions. Depreciation and amortization increased 13% over 1994 primarily as a result of a higher fixed asset base including acquisitions. Interest expense increased $6.2 million over 1994 reflecting the increased levels of borrowings in 1995. Other income declined $876 thousand versus 1994 primarily due to lower foreign exchange gains. Crompton's effective tax rate of 36.8% was up slightly from the prior year level of 36.3%.

OPERATING RESULTS--1994 AS COMPARED TO 1993

  Overview

    Consolidated net sales of $589.8 million increased 6% from $558.3 million in 1993. Net earnings of $50.9 million declined 2% from $52 million in 1993. Earnings per common share of $1.00 were unchanged from the prior year. Average shares outstanding decreased 1 million to 51.2 million primarily as a result of Crompton's share repurchase program, which was discontinued in July 1996 in connection with the Merger.

    The gross margin percentage of 31.5% decreased slightly from 31.8% in 1993. Consolidated operating profit of $81.1 million was 2% lower than 1993 as profit of the specialty process equipment and controls segment increased 20% while the specialty chemicals segment decreased 11%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $393.6 million representing a decline of 3% from 1993. The decrease was primarily attributable to lower selling prices (-2%) and unit volume (-1%). The proportion of sales outside the United States was 25% in 1994, unchanged from 1993.

    Domestic dyes sales declined 6% reflecting lower selling prices (-4%) and lower unit volume (-2%) as demand for apparel dyes remained weak. International dyes sales were 5% lower than 1993 due primarily to lower unit volume under a long-term supply agreement. Specialty ingredients sales increased 5% reflecting increased unit volume in all major product groups.

    Operating profit declined 11% to $60.8 million from $68 million in 1993 due primarily to lower pricing and unit volume offset in part by lower dye intermediate costs. The percentage of operating profit outside the United States was 21% in 1994, unchanged from 1993.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $196.2 million representing an increase of 30% from $151 million in 1993. Approximately 21% was attributable to the acquisition of Egan Machinery with the balance attributable equally between pricing and unit volume. Export sales of $48 million increased 18% from 1993 and accounted for 24% of total segment sales versus 27% in 1993. Operating profit increased 20% to $31.2 million from $26 million in 1993. Approximately 7% was attributable to the acquisition of Egan Machinery with the balance attributable primarily to unit volume and improved pricing offset in part by higher manufacturing costs. The equipment order backlog totalled $66 million at the end of 1994 compared to $38 million at the end of 1993.

  Other

    Selling, general and administrative expenses increased 10% primarily due to the acquisition of Egan Machinery and the impact of inflation. Depreciation and amortization increased 10% over 1993 primarily as a result of the Egan Machinery acquisition and a higher fixed asset base. Interest expense of $2.2 million was double the amount in 1993 reflecting the increased level of borrowings in 1994. Other income declined $163 thousand versus 1993. Crompton's effective tax rate of 36.3% was slightly lower than the prior year level of 37%.

FIRST QUARTER RESULTS

  Overview

    Consolidated net sales of $164.8 million for the first quarter of 1996 declined 2% from the comparable 1995 period. Net earnings of $9.5 million declined 28% versus the first quarter of 1995. Net earnings per common share of $.20 were 26% lower than the $.27 reported last year.

    Gross margin as a percentage of net sales decreased to 29.1% from 30.7% in the first quarter of 1995 as a result of lower margins in both of Crompton's segments. Consolidated operating profit of $16.8 million declined 25% from the first quarter of 1995 as the specialty chemicals segment decreased 18% and the specialty process equipment and controls segment decreased 29%.

  Specialty Chemicals

    Crompton's specialty chemicals segment reported sales of $96.1 million which represents a decline of 6% from the first quarter of 1995. The decrease was attributable to the impact of lower unit volume (4%) and lower selling prices (2%).

    Domestic dyes sales of $46.5 million declined 11% from the comparable 1995 quarter primarily due to lower unit volume (8%) and lower selling prices (3%). International dyes sales of $23.5 million declined 4% versus the first quarter of 1995 primarily as a result of lower selling prices. Specialty ingredients sales of $26.1 million rose 1% primarily as a result of increased unit volume. The percentage of sales outside the United States was 26%, versus 25% in the comparable 1995 period.

    Operating profit of $12.8 million for the first quarter of 1996 decreased 18% from 1995. The decrease was attributable primarily to the impact of lower unit volume and pricing. The percentage of operating profit outside the United States declined to 11% from 17% in 1995.

  Specialty Process Equipment and Controls

    Crompton's specialty process equipment and controls segment reported sales of $68.7 million, which represents an increase of 5% from the first quarter of 1995. Approximately 21% was attributable to the incremental impact of acquisitions offset partially by lower unit volume in the domestic business. Export sales shipped from the U.S. accounted for 28% of total segment sales versus 18% in the comparable period in 1995 as shipments to the Far East increased significantly. International sales increased substantially as a result of acquisitions and accounted for 16% of total segment sales versus 1% in the first quarter of 1995.

    Operating profit for the first quarter of 1996 declined 29% to $7.1 million primarily attributable to lower unit volume in the domestic business. International operating profit was not significant in either the first quarter of 1996 or the first quarter of 1995. The order backlog for extruders and related equipment at the end of the first quarter of 1996 amounted to $92 million (including ER-WE-PA backlog of $24 million) compared to $72 million at December 30, 1995.

  Other

    Selling, general and administrative expenses of $27.1 million increased 7% versus the comparable period in 1995 primarily due to the impact of acquisitions. Depreciation and amortization of $4.0 million increased 8% versus 1995 primarily as a result of a higher fixed asset base including acquisitions. Interest expense increased $469 thousand primarily as a result of increased borrowings. Other income of $252 thousand approximated the level for the first quarter of 1995. The effective tax rate of 36.9% decreased slightly versus the comparable 1995 period.

  Liquidity and Capital Resources

    The March 30, 1996 working capital balance of $124.4 million decreased $1.8 million from $126.2 million at year-end 1995. The current ratio declined slightly to 1.7 from 1.8 at the end of 1995. Days sales in receivables averaged 62 days in the first quarter of 1996, an increase from 55 days for all of 1995. Inventory turnover averaged 2.9 for the first quarter of 1996 compared with 2.8 for all of 1995.

    Cash flows from operating activities of $14.3 million increased $9.9 million from the first quarter of 1995 primarily attributable to decreases in working capital requirements partially offset by lower earnings. Cash provided by operating activities and increased borrowings were used to finance the acquisition of ER-WE-PA, fund capital expenditures and pay cash dividends. Crompton's debt to total capital ratio increased to 35% from 34% at year-end 1995. Capital expenditures are expected to approximate $16 million in 1996 primarily for expansion and improvement of operating facilities in the United States and Europe. Crompton's long-term liquidity needs including such items as capital expenditures and dividends are expected to be financed from operations.

  International Operations

    The stronger U.S. dollar exchange rate versus the Belgian Franc and French Franc accounted primarily for the reduction of $1.5 million in the accumulated translation adjustment account since year-end 1995. Changes in the balance of this account are primarily a function of fluctuations in exchange rates and do not necessarily reflect either enhancement or impairment of the net asset values or the earnings potential of Crompton's foreign operations.

  Research and Development

    Research and development expenditures totaled $3.5 million for the first quarter of 1996 compared to $3.4 million in the comparable 1995 period.

           HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION

    The following table sets forth the historical capitalization of Crompton and Uniroyal as of March 30, and March 31, 1996, respectively, and the pro forma combined capitalization as of March 30, 1996, giving effect to the Merger. The pro forma combined information set forth below is not necessarily indicative of what the actual combined capitalization would have been had the foregoing transaction been consummated, nor does it give effect to (a) any transactions other than the foregoing transaction and those discussed in the accompanying Notes to Historical and Unaudited Pro Forma Combined Capitalization, or (b) Crompton's results of operations since March 30, 1996, or Uniroyal's results of operations since March 31, 1996. Accordingly, the pro forma combined information set forth below does not purport to be indicative of the actual combined capitalization as of the date hereof, the effective time of the Merger (the "Effective Time"), or any future date.

    The following table should be read in conjunction with the historical financial statements of Crompton which are contained elsewhere herein, and the unaudited pro forma combined financial information, the related notes, and the other information contained elsewhere in this Prospectus. See "Unaudited Pro Forma Combined Financial Information."

                                           HISTORICAL
                                --------------------------------                 PRO FORMA
                                MARCH 30, 1996    MARCH 31, 1996    --------------------------------
                                   CROMPTON          UNIROYAL       ADJUSTMENTS            COMBINED
                                --------------    --------------    -----------           ----------
                                                       (IN THOUSANDS)
                                                         (UNAUDITED)
Short-term debt:
  Notes payable..............      $ 57,886            69,171           --                   127,057
  Current portion of long-
    term debt................       --                 11,503           --                    11,503
                                --------------    --------------    -----------           ----------
      Total short-term
       debt..................        57,886            80,674           --                   138,560
Long-term debt...............        74,000           898,564           40,050(1)(2)       1,012,614(6)
                                --------------    --------------    -----------           ----------
      Total debt.............      $131,886           979,238           40,050             1,151,174
                                --------------    --------------    -----------           ----------
Stockholders' equity
(deficit):
  Preferred stock............      $--                  4,172           (4,172)(3)            --
  Common stock...............         5,336               254            2,098(3)(4)           7,688
  Additional paid-in
    capital..................        59,557           177,004           (9,445)(1)(3)(4)(5)  227,116
  Retained earnings
    (deficit)................       237,098          (444,446)         (55,000)(2)          (262,348)(7)
  Pension liability
    adjustment...............       --                 (3,617)          --                    (3,617)
  Cumulative translation
    adjustment...............         4,797           (22,038)          --                   (17,241)
  Treasury stock.............       (62,890)          (10,861)          26,469(1)(5)         (47,282)
  Deferred compensation......        (2,040)          --                --                    (2,040)
                                --------------    --------------    -----------           ----------
      Total stockholders'
       equity (deficit)......       241,858          (299,532)         (40,050)              (97,724)
                                --------------    --------------    -----------           ----------
      Total capitalization...      $373,744           679,706           --                 1,053,450
                                --------------    --------------    -----------           ----------
                                --------------    --------------    -----------           ----------
Ratio of total debt to total
    capitalization...........          35.3%            144.1%                                 109.3%
                                --------------    --------------                          ----------
                                --------------    --------------                          ----------

      NOTES TO HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION

(1) Reflects the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock, in an offering to take place prior to consummation of the Merger. The issuance of such shares is required to reduce treasury share purchases within two years of the initiation date of the Merger to less than 10 percent of the Crompton shares to be issued in exchange for all of the outstanding shares of Uniroyal, in order to qualify for pooling-of-interests accounting. Proceeds are calculated based on an estimated offering price of $15 1/8 per share, net of estimated costs of $175,000. The net proceeds of $14,950,000 will be used to partially offset the estimated merger costs discussed in note (2).

(2) Estimated costs expected to be incurred as a result of the Merger comprise principally bonus and severance $27.6 million, investment banking $12.4 million, legal $6 million, bank revolver and other debt fees $5.2 million, and other fees and costs $10.8 million, net of the expected tax benefit of $7 million.

(3) Assumes the issuance of 6.3850 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement.

(4) Reflects the conversion of all outstanding shares of Uniroyal Common Stock (par value .01 per share) into shares of Crompton Common Stock (par value .10 per share) at a conversion rate of 0.9577 shares of Crompton Common Stock for each share of Uniroyal Common Stock.

(5) Reflects the retirement of Uniroyal treasury stock, as provided for in the Merger Agreement.

(6) Depending upon adverse movement within the credit markets, it is possible that holders of some or all of the 9% Notes of Uniroyal Chemical will accept Uniroyal Chemical's offer to purchase the notes at 101% of their principal amount under the terms of the indenture (see description under the caption "Recent Developments--Description of Certain Indebtedness"). If that should occur, up to $253 million of the new revolving facility may be used to redeem the 9% Notes. This would result in additional long-term debt of $1.5 million and, together with the write-off of unamortized financing fees, an extraordinary charge of approximately $4.8 million, net of tax.

(7) The pro forma combined balance sheet excludes a one-time cash payment of approximately $2.4 million ($1.4 million after tax) to be provided to certain Uniroyal noteholders in consideration for waivers of certain provisions of the indentures governing Uniroyal's notes. See "Recent Developments--Description of Certain Indebtedness."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma combined financial information gives effect to the Merger using the pooling of interests basis of accounting. The information is based upon the historical financial statements of Crompton and Uniroyal and should be read in conjunction with such historical financial statements, the related notes, and the other information contained elsewhere in this Prospectus. Certain items derived from Crompton's and Uniroyal's historical financial statements have been reclassified to conform to the pro forma combined presentation.

    The unaudited pro forma combined financial information is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transaction been consummated on the dates set forth therein, nor does it give effect to (a) any transaction other than the Merger, (b) Crompton's results of operations since March 30, 1996 or Uniroyal's results of operations since March 31, 1996, or (c) all of the synergies, cost savings, and one-time charges expected to result from the Merger. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date hereof or for any period ended on the date hereof, as of the Effective Time, for any period ending at the Effective Time, or as of or for any other future date or period.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                      AS OF MARCH 30, 1996 (CROMPTON) AND
                           MARCH 31, 1996 (UNIROYAL)
                                 (IN THOUSANDS)

                                                                  PRO FORMA               PRO FORMA
                                         CROMPTON    UNIROYAL    ADJUSTMENTS              COMBINED
                                         --------   ----------   -----------              ---------
ASSETS
Current assets:
  Cash and cash equivalents............  $  2,599       21,747      --                       24,346
  Accounts receivable..................   123,779      172,392      --                      296,171
  Inventories..........................   163,210      198,464      --                      361,674
  Other current assets.................    25,589       50,987      --                       76,576
                                         --------   ----------   -----------              ---------
      Total current assets.............   315,177      443,590      --                      758,767
Property, plant and equipment, net.....   135,051      385,829      --                      520,880
Intangible assets......................    60,525      233,903      --                      294,428
Deferred income taxes..................     --          69,833      --                       69,833(10)
Other assets...........................    10,765       64,347      --                       75,112
                                         --------   ----------   -----------              ---------
                                         $521,518    1,197,502      --                    1,719,020
                                         --------   ----------   -----------              ---------
                                         --------   ----------   -----------              ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable........................  $ 57,886       69,171      --                      127,057
  Accounts payable.....................    60,991       99,441      --                      160,432
  Current portion of long-term debt....     --          11,503      --                       11,503
  Accrued liabilities..................    71,951      100,118      --                      172,069
                                         --------   ----------   -----------              ---------
      Total current liabilities........   190,828      280,233      --                      471,061
Long-term debt.........................    74,000      898,564      40,050(1)(2)          1,012,614(11)
Accrued postretirement liability.......     7,635      180,590      --                      188,225
Other liabilities......................     7,197      137,647      --                      144,844
Stockholders' equity (deficit):
  Preferred stock......................     --           4,172      (4,172)(3)               --
  Common stock.........................     5,336          254       2,098(3)(4)              7,688
  Additional paid-in capital...........    59,557      177,004      (9,445)(1)(3)(4)(5)     227,116
  Retained earnings (deficit)..........   237,098     (444,446)    (55,000)(2)             (262,348)(12)
  Pension liability adjustment.........     --          (3,617)     --                       (3,617)
  Cumulative translation adjustment....     4,797      (22,038)     --                      (17,241)
  Treasury stock.......................   (62,890)     (10,861)     26,469(1)(5)            (47,282)
  Deferred compensation................    (2,040)      --          --                       (2,040)
                                         --------   ----------   -----------              ---------
      Total stockholders' equity
       (deficit).......................   241,858     (299,532)    (40,050)                 (97,724)
                                         --------   ----------   -----------              ---------
                                         $521,518    1,197,502      --                    1,719,020
                                         --------   ----------   -----------              ---------
                                         --------   ----------   -----------              ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 25, 1993 (CROMPTON)
                       AND SEPTEMBER 30, 1993 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA         PRO FORMA
                                             CROMPTON    UNIROYAL     ADJUSTMENTS        COMBINED
                                             --------    --------    --------------      ---------
Net sales.................................   $558,348     907,862         --             1,466,210
Operating costs and expenses:
  Cost of products sold...................    380,941     616,208(7)      (70,802)(6)      926,347
  Selling, general and administrative.....     82,970     181,999(7)      (44,479)(6)      220,490
  Depreciation and amortization...........     12,076       --             77,792(6)        89,868
  Research & development..................      --          --             42,133(6)        42,133
                                             --------    --------    --------------      ---------
Operating profit..........................     82,361     109,655          (4,644)         187,372
Interest expense..........................      1,093     120,567         --               121,660
Other expense (income)....................     (1,205)      7,347          (4,644)(6)        1,498
                                             --------    --------    --------------      ---------
Income (loss) before income taxes,
  extraordinary charges and cumulative
  effect of accounting changes............     82,473     (18,259)        --                64,214
Income taxes..............................     30,515       6,533         --                37,048
                                             --------    --------    --------------      ---------
Income (loss) before extraordinary charges
  and cumulative effect of accounting
  changes.................................   $ 51,958     (24,792)        --                27,166
                                             --------    --------    --------------      ---------
                                             --------    --------    --------------      ---------
Income (loss) per common share before
  extraordinary charges and cumulative
  effect of accounting changes............   $   1.00       (2.31)                            0.43
                                             --------    --------                        ---------
                                             --------    --------                        ---------
Weighted average shares outstanding(8)....     52,176      10,847                           63,689
                                             --------    --------                        ---------
                                             --------    --------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1994 (CROMPTON)
                         AND OCTOBER 2, 1994 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA       PRO FORMA
                                          CROMPTON    UNIROYAL       ADJUSTMENTS      COMBINED
                                          --------    ---------      -----------      ---------
Net sales..............................   $589,757      946,454         --            1,536,211
Operating costs and expenses:
  Cost of products sold................    403,784      638,933(7)     (69,823)(6)      972,894
  Selling, general and
    administrative.....................     91,581      192,754(7)     (44,256)(6)      240,079
  Depreciation and amortization........     13,298       --             72,841(6)        86,139
  Research & development...............      --          --             44,682(6)        44,682
  Write-off of intangibles.............      --         191,000         --              191,000
                                          --------    ---------      -----------      ---------
Operating profit.......................     81,094      (76,233)        (3,444)           1,417
Interest expense.......................      2,167      128,567         --              130,734
Other expense (income).................     (1,042)         125         (3,444)(6)       (4,361)
                                          --------    ---------      -----------      ---------
Income (loss) before income taxes......     79,969     (204,925)        --             (124,956)
Income taxes...........................     29,053        8,918         --               37,971
                                          --------    ---------      -----------      ---------
Net income (loss)......................   $ 50,916     (213,843)        --             (162,927)
                                          --------    ---------      -----------      ---------
                                          --------    ---------      -----------      ---------
Net income (loss) per common share.....   $   1.00       (20.31)                          (2.65)
                                          --------    ---------                       ---------
                                          --------    ---------                       ---------
Weighted average shares
  outstanding(8).......................     51,152       10,543                          61,515
                                          --------    ---------                       ---------
                                          --------    ---------                       ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 30, 1995 (CROMPTON)
                         AND OCTOBER 1, 1995 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA       PRO FORMA
                                           CROMPTON     UNIROYAL        ADJUSTMENTS      COMBINED
                                           --------    ----------       -----------      ---------
Net sales...............................   $665,513     1,079,321           --           1,744,834
Operating costs and expenses:
  Cost of products sold.................    473,654       718,809(7)       (66,297)(6)   1,126,166
  Selling, general and administrative...    104,535       212,435(7)       (46,632)(6)     270,338
  Depreciation and amortization.........     15,035        --               65,083(6)       80,118
  Research & development................      --           --               50,090(6)       50,090
                                           --------    ----------       -----------      ---------
Operating profit........................     72,289       148,077           (2,244)        218,122
Interest expense........................      8,364       114,034           --             122,398
Other expense (income)..................       (166)         (326)          (2,244)(6)      (2,736)
                                           --------    ----------       -----------      ---------
Income before income taxes and
  extraordinary charge..................     64,091        34,369           --              98,460
Income taxes (benefit)..................     23,598       (65,060)(10)      --             (41,462)
                                           --------    ----------       -----------      ---------
Income before extraordinary charge......   $ 40,493        99,429           --             139,922
                                           --------    ----------       -----------      ---------
                                           --------    ----------       -----------      ---------
Income per common share before
  extraordinary charge..................   $   0.84          5.37                             2.11
                                           --------    ----------                        ---------
                                           --------    ----------                        ---------
Weighted average shares
  outstanding(8)........................     48,448        18,461                           66,394
                                           --------    ----------                        ---------
                                           --------    ----------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE QUARTER ENDED APRIL 1, 1995 (CROMPTON)
                          AND APRIL 2, 1995 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          PRO FORMA         PRO FORMA
                                             CROMPTON    UNIROYAL        ADJUSTMENTS        COMBINED
                                             --------    --------       --------------      ---------
Net sales.................................   $168,193     274,322           --               442,515
Operating costs and expenses:
  Cost of products sold...................    116,559     174,194           (15,843)(6)      274,910
  Selling, general and administrative.....     25,422      50,346           (10,854)(6)       64,914
  Depreciation and amortization...........      3,725       --               15,490(6)        19,215
  Research & development..................      --          --               11,768(6)        11,768
                                             --------    --------           -------         ---------
Operating profit..........................     22,487      49,782              (561)          71,708
Interest expense..........................      1,568      29,630           --                31,198
Other expense (income)....................       (228)     (2,593)             (561)(6)       (3,382)
                                             --------    --------           -------         ---------
Income before income taxes and
  extraordinary charge....................     21,147      22,745           --                43,892
Income taxes (benefit)....................      7,951     (71,091)(10)      --               (63,140)
                                             --------    --------           -------         ---------
Income before extraordinary charge........   $ 13,196      93,836           --               107,032
                                             --------    --------           -------         ---------
                                             --------    --------           -------         ---------
Income per common share before
  extraordinary charge....................   $   0.27        6.90                               1.72
                                             --------    --------                           ---------
                                             --------    --------                           ---------
Weighted average shares outstanding (8)...     48,921      13,590                             62,202
                                             --------    --------                           ---------
                                             --------    --------                           ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE QUARTER ENDED MARCH 30, 1996 (CROMPTON)
                         AND MARCH 31, 1996 (UNIROYAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         PRO FORMA         PRO FORMA
                                               CROMPTON    UNIROYAL    ADJUSTMENTS(2)      COMBINED(9)
                                               --------    --------    --------------      ---------
Net sales...................................   $164,840     295,628        --                460,468
Operating costs and expenses:
  Cost of products sold.....................    116,948     194,427        (16,836)(6)       294,539
  Selling, general and administrative.......     27,094      53,637        (12,118)(6)        68,613
  Depreciation and amortization.............      4,009       --            16,582(6)         20,591
  Research & development....................      --          --            12,933(6)         12,933
                                               --------    --------        -------         ---------
Operating profit............................     16,789      47,564           (561)           63,792
Interest expense............................      2,037      26,954        --                 28,991
Other expense (income)......................       (252)      1,133           (561)(6)           320
                                               --------    --------        -------         ---------
Income before income taxes and
  extraordinary charge......................     15,004      19,477        --                 34,481
Income taxes................................      5,536       7,791        --                 13,327
                                               --------    --------        -------         ---------
Income before extraordinary charge..........   $  9,468      11,686        --                 21,154
                                               --------    --------        -------         ---------
                                               --------    --------        -------         ---------
Income per common share before
  extraordinary charge......................   $   0.20        0.47                             0.29
                                               --------    --------                        ---------
                                               --------    --------                        ---------
Weighted average shares outstanding(8)......     48,318      24,559                           72,104
                                               --------    --------                        ---------
                                               --------    --------                        ---------

 See accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

 (1) Reflects the issuance from treasury stock of 1,000,000 shares of Crompton Common Stock in an offering to take place prior to consummation of the Merger. The issuance of such shares is required to reduce treasury share purchases within two years of the initiation date of the Merger to less than 10 percent of the Crompton shares to be issued in exchange for all of the outstanding shares of Uniroyal, in order to qualify for pooling of interests accounting. Proceeds are calculated based on an estimated offering price of $15 1/8 per share, net of estimated costs of $175,000. The net proceeds of $14,950,000 will be used to partially offset the estimated merger costs discussed in note (2).

 (2) Estimated costs expected to be incurred as a result of the Merger comprise principally bonus and severance $27.6 million, investment banking $12.4 million, legal $6 million, bank revolver and other debt fees $5.2 million and other fees and costs $10.8 million, net of the expected tax benefit of $7 million. The Unaudited Pro Forma Combined Statements of Operations do not include such estimated costs associated with the Merger, as these costs are non-recurring and will be reflected in the statement of operations of the combined company in its first reporting period.

 (3) Assumes the issuance of 6.3850 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement.

 (4) Reflects the conversion of all outstanding shares of Uniroyal Common Stock (par value .01 per share) into shares of Crompton Common Stock (par value .10 per share) at a conversion rate of 0.9577 shares of Crompton Common Stock for each share of Uniroyal Common Stock as provided for in the Merger Agreement.

 (5) Reflects the retirement of Uniroyal treasury stock, as provided for in the Merger Agreement.

 (6) Reflects certain reclassifications of research and development and depreciation and amortization expenses made to conform to Crompton's and the combined company's intended presentations.

 (7) Historical Uniroyal amounts for the fiscal years ended September 30, 1993, October 2, 1994, and October 1, 1995 reflect certain reclassifications of research and development and other expenses made to conform with Uniroyal's current historical presentation.

 (8) Common and common equivalent shares outstanding were calculated assuming a conversion rate of 0.9577 shares of Crompton Common Stock for each share of Uniroyal Common Stock, and 6.3850 shares of Crompton Common Stock for each share of Uniroyal Preferred Stock as provided for in the Merger Agreement.

 (9) After the consummation of the Merger, Uniroyal will change its fiscal year-end to conform with that of Crompton. Results of operations for Uniroyal's quarter ended December 31, 1995 were a net loss of $8.4 million which will be reflected as a one-time adjustment to stockholders' equity in the combined company's 1996 financial statements.

(10) As a result of the interest savings from Uniroyal's March 1995 IPO, Uniroyal's previously recorded tax valuation reserve was reduced. Accordingly, Uniroyal included a benefit of $78.9 million for this reduction in its tax provision for fiscal 1995. Uniroyal's remaining net deferred tax asset as of 10/1/95 of some $82 million, including NOL carryforwards which do not expire until the year 2008, requires future taxable income of approximately $200 million to be fully realized. Uniroyal's 1995 pretax income was approximately $34 million. Pretax income for the first three quarters of fiscal 1996 was approximately $30 million.

(11) Depending upon adverse movement within the credit markets, it is possible that holders of some or all of the 9% Notes of Uniroyal Chemical will accept Uniroyal Chemical's offer to purchase the notes at 101% of their principal amount under the terms of the indenture (see description under the caption "Recent Developments--Description of Certain Indebtedness"). If that should occur, up to $253 million of the new revolving facility may be used to redeem the 9% Notes. This would result in additional long-term debt of $1.5 million, and together with the write-off of unamortized financing fees, an extraordinary charge of approximately $4.8 million, net of tax.

(12) The pro forma combined balance sheet excludes a one-time cash payment of approximately $2.4 million ($1.4 million after tax) to be provided to certain Uniroyal noteholders in consideration for waivers of certain provisions of the indentures governing Uniroyal's notes. See "Recent Developments--Description of Certain Indebtedness."

                  DIRECTORS AND EXECUTIVE OFFICERS OF CROMPTON

DIRECTORS OF CROMPTON

    Set forth below is information as of March 15, 1996 with respect to each person who currently is, and immediately following the Merger will be, a director of Crompton.

    VINCENT A. CALARCO, 53, Chairman of the Board, President and Chief Executive Officer of Crompton. He is former Vice President for Strategy and Development, Uniroyal, Inc., and former President of Uniroyal Chemical Company. Mr. Calarco has been a director since 1985. Mr. Calarco also serves as a director of Caremark International Inc.

    JAMES A. BITONTI, 65, is President and Chief Executive Officer of TCOM, L.P., an aerostat systems manufacturer, integrator and operator, Columbia, MD. He is a retired Vice President of International Business Machines Corporation, where he held the positions of Assistant Group Executive of the Asia/Pacific Group and President of the Communication Products Division. Mr. Bitonti has been a director of Crompton since 1983 and is Chairman of the Executive Compensation Committee. He also serves as a director of E-Systems, Inc., and as a director and the Chief Executive Officer of KFX, Inc.

    ROBERT A. FOX, 58, is President and Chief Executive Officer of Foster Poultry Farms, a privately held, integrated poultry company, Livingston, CA. He is former Executive Vice President of Revlon, Inc., a cosmetics, fragrances and toiletries manufacturer, New York, NY; and former Chairman and Chief Executive Officer of Clarke Hooper America, an international marketing services firm, Irvine, CA. Mr. Fox has been a director of Crompton since 1990 and is a member of the Executive Compensation Committee and Nominating Committee. He is also a director of the American Balanced Fund, the Growth Fund of America, Inc., the New Perspective Fund and the Income Fund of America, Inc., and a trustee of the Euro-Pacific Growth Fund.

    ROGER L. HEADRICK, 59, is President and Chief Executive Officer of the Minnesota Vikings Football Club, Eden Prairie, MN, and President and Chief Executive Officer of ProtaTek International, Inc., a biotechnology animal vaccine company, St. Paul, MN. Mr. Headrick is former Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food processing and restaurant company, Minneapolis, MN. He has been a director of Crompton since 1988 and is Chairman of the Nominating Committee and a member of the Executive Compensation Committee. He also serves as a director of Caremark International Inc.

    LEO I. HIGDON, JR., 49, is Dean of the Darden Graduate School of Business Administration at the University of Virginia, Charlottesville, VA. He is a former Managing Director and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, NY. Mr. Higdon became a director of Crompton in 1993 and is Chairman of the Audit Committee and a member of the Nominating Committee. He is a director of CPC International Corporation and Newmont Mining Corp.

    MICHAEL W. HUBER, 68, is retired Chairman of the Board of J. M. Huber Corporation, a diversified manufacturing and natural resource development company, Edison, NJ. He has been a director of Crompton since 1983 and is a member of the Executive Compensation Committee and the Audit Committee. He also serves as a director of Norland Medical Systems, Inc.

    CHARLES J. MARSDEN, 55, Vice President-Finance and Chief Financial Officer of Crompton. Mr. Marsden has been a director of Crompton since 1985.

    C.A. (LANCE) PICCOLO, 55, is Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services, Northbrook, IL. He is former Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, IL. He has been a director of Crompton since 1988 and is a member of the Audit Committee and the Nominating Committee. Mr. Piccolo is also a director of Caremark International Inc.

    PATRICIA K. WOOLF, PH.D., 61, is a private investor, and lecturer in the Department of Molecular Biology, Princeton University. She has been a director of Crompton since 1994 and is a member of the Audit Committee. Dr. Woolf is also a director of the American Balanced Fund, the Income Fund of America, Inc., the Growth Fund of America, Inc., Smallcap World Fund, Inc., the New Economy Fund, the National Life Insurance Co. of Vermont, and General Public Utilities Corporation.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of Crompton held five regular meetings during 1995. All of the directors except Mr. Bitonti attended at least 75% of the aggregate of the meetings of the Crompton Board and of the committees on which they served in 1995.

    The Crompton Board has established three committees to assist it in the discharge of its responsibilities. The Audit Committee, no member of which is an employee of Crompton, meets periodically with Crompton's independent auditor to review the scope of the annual audit and the policies relating to internal auditing procedures and controls, provides general oversight with respect to the accounting principles employed in Crompton's financial reporting, and reviews Crompton's annual report on Form 10-K prior to its filing each year. The Audit Committee also recommends to the Crompton Board each year the selection of the auditor, has responsibility for approving professional non-audit services provided by the independent auditor, considers the possible effect of providing such non-audit services on the auditor's independence, and reviews the range of fees of the auditor for both audit and non-audit services. The Audit Committee held two meetings during 1995.

    The Committee on Executive Compensation is composed of directors who are not employees of Crompton. Its functions include approval of the level of compensation for executive officers serving on the Crompton Board, adoption of bonus and deferred compensation plans and arrangements for executive officers, and administration of the Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors, the Crompton & Knowles Corporation Restricted Stock Plan for Directors and the Corporation's 1988 Long-Term Incentive Plan (the "1988 Plan"). The Executive Compensation Committee held two meetings during 1995.

    The Nominating Committee is also composed of directors who are not employees of Crompton. The Committee makes recommendations with respect to the organization, size, and composition of the Crompton Board, identifies suitable candidates for Crompton Board membership and reviews their qualifications, proposes a slate of directors for election by the stockholders at each annual meeting, and assists the Crompton Board in providing for orderly succession in the top management of Crompton. The Nominating Committee met once in 1995.

EXECUTIVE OFFICERS OF CROMPTON

    Set forth below is information as of March 15, 1996 with respect to each person who currently is, and immediately following the Merger will be, an executive officer of Crompton.

    VINCENT A. CALARCO, age 53, has served as President and Chief Executive Officer of Crompton since 1985 and Chairman of the Board since 1986. He is former Vice President for Strategy and Development, Uniroyal, Inc. (1984-1985), and former President of Uniroyal Chemical Company (1979-1984). Mr. Calarco has been a member of the Board of Directors of Crompton since 1985. Mr. Calarco also serves as a director of Caremark International Inc.

    ROBERT W. ACKLEY, age 54, has served as a Vice President of Crompton since 1986 and as President of Davis-Standard Corporation (formerly the Davis-Standard Division) since 1983.

    PETER BARNA, age 52, has served as Treasurer of Crompton since 1980 and as Principal Accounting Officer since 1986.

    JOHN T. FERGUSON, II, age 49, has served as General Counsel and Secretary of Crompton since 1989.

    NICHOLAS FERN, PH.D., age 52, has served as President, Dyes and Chemicals--Asia, for Crompton since 1994, as President of Crompton's International Dyes and Chemicals Division from 1992 to 1994, and as Managing Director of Crompton & Knowles Europe, S.A. (formerly Crompton & Knowles Tertre) from 1978 to 1994.

    GERALD H. FICKENSCHER, PH.D., age 52, has served as President, Dyes and Chemicals--Europe, for Crompton and as Managing Director of Crompton & Knowles Europe, S.A. since 1994. He is the former Chief Financial Officer of Uniroyal Chemical Corporation (1986-1994).

    EDMUND H. FORDING, JR., age 59, has served as Vice President of Crompton since 1991 and as President of Crompton & Knowles Colors Incorporated (formerly the domestic Dyes and Chemicals Division) since 1989. He is the former General Manager of the Dyes Division of Hilton Davis Co. (1988-1989) and Director of the Organic Department of Mobay Corporation (1980-1988).

    MARVIN H. HAPPEL, age 56, has served as Vice President--Organization of Crompton since 1986. He is the former Director of Human Resources of Uniroyal Chemical Company (1979-1986).

    CHARLES J. MARSDEN, age 55, has served as Vice President--Finance and Chief Financial Officer and as a member of the Board of Directors of Crompton since 1985.

    RUDY M. PHILLIPS, age 54, has served as President of Ingredient Technology Corporation since January, 1996. He is a former Vice President of Ingredient Technology Corporation (1988-1996).

    The term of office of each of the above-named executive officers is until the first meeting of the Board of Directors of Crompton following Crompton's next annual meeting of stockholders and until the election and qualification of his successor.

    There is no family relationship between any of such officers, and there is no arrangement or understanding between any of them and any other person pursuant to which any such officer was selected as an officer.

          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF CROMPTON

COMPENSATION OF DIRECTORS

    Directors who are employees of Crompton receive no additional compensation for services on the Board of Directors of Crompton. Members of the Crompton Board who are not employees receive an annual retainer of $20,000 (committee chairmen receive an additional retainer of $2,500) and a fee of $7,500 for meeting service, and are reimbursed for expenses incurred in attending meetings. Crompton also provides $25,000 of term life insurance and accidental death and travel insurance coverage for each non-employee director.

    Under the Crompton & Knowles Corporation Restricted Stock Plan for Directors, one quarter of each director's retainer and fees is paid in shares of Crompton's common stock. A director may elect to receive any portion or all of the remainder of the retainer and fees in common stock under the plan. All shares issued under the plan are held by Crompton until the recipient of the shares leaves the Crompton Board, however the directors receive all dividends on the shares and may vote the shares.

    The Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors provides for the issuance to non-employee directors on the date of the first regular meeting of the Crompton Board in the fourth quarter of each calendar year of an option to purchase that number of full shares of Crompton's common stock determined by dividing the amount of the annual retainer payable to non-employee directors for service on the Crompton Board by the fair market value of the stock on the date of the grant. The exercise price of the options is to be equal to such fair market value on the date of grant. The options are to vest over a two-year period and are to be exercisable over a ten-year period from the date of grant. The plan provides for the grant of options with respect to a maximum of 100,000 shares of stock. Options to be granted under the plan are nonstatutory options not intended to qualify as incentive stock options under the Code.

REPORT OF THE COMMITTEE ON EXECUTIVE COMPENSATION

  Executive Compensation Philosophy

    The compensation program for Crompton's executive officers is administered in accordance with a pay for performance philosophy to link executive compensation with the values, objectives, business strategy, management initiatives and financial performance of Crompton. In addition, a significant portion of each executive officer's compensation is contingent upon the creation of shareholder value.

    The Committee on Executive Compensation of the Board (the "Committee") believes that stock ownership by management and restricted stock-based performance compensation plans serve to align the interests of management and other shareholders in the enhancement of shareholder value. The Committee further maintains that long-term strategic leadership commitment is promoted through vesting a significant portion of restricted stock performance awards at retirement.

    The compensation of Crompton's executive officers is comprised of cash and equity components and is designed to be competitive and highly leveraged based upon corporate financial performance and shareholder returns. The compensation program provides an opportunity to earn compensation in the third quartile within the chemical industry as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term performance of Crompton as well as individual performance. The measures of performance utilized under Crompton's compensation plans are as follows:

    . Annual actual after-tax earnings performance versus targeted after-tax earnings performance.

    . Annual actual return on capital performance versus targeted return on capital performance.

    . Annual actual revenue performance versus targeted revenue performance.

    . Three-year average annual return on equity and after-tax earnings per share growth.

  Base Salaries

    Base salaries and salary ranges for the executive officers are based upon competitive data gathered from several national and highly recognized compensation services. The Committee on Executive Compensation reviews and approves the salary ranges for the executive officers.

  Management Incentive Plan

    Crompton's Management Incentive Plan is an annual incentive program for executive officers and other key managers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve the annual goals for their business unit and Crompton. The plan includes the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which provides for an annual incentive pool for eligible executives based upon Crompton's return on stockholders' equity. Awards from the incentive pool are made annually by the Committee on Executive Compensation, with the maximum award not to exceed 100% of a participant's base salary. At the present time, Mr. Calarco is the only participant authorized to receive such awards.

    The other officers named in the compensation table below participate in a plan which provides for the payment of annual awards from a fund established with reference to the return on capital employed of Crompton as a whole, or of the business unit for which the officer is responsible. Assuming a stipulated level for return on capital employed has been attained, individual awards are based 60% on the achievement by the applicable business unit of specific objectives with respect to revenue, after-tax earnings, and return on capital, and 40% on the achievement by the individual of individual management objectives.

  Stock Options and Restricted Stock

    The stock option and restricted stock program is a long-term incentive plan for Crompton's executive officers and other key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in Crompton's common stock.

    The executive officers listed in the compensation table below receive a major portion of their compensation in the form of shares of Crompton's common stock. They receive annual grants of stock options, priced at fair market value on the date of grant. The number of options granted in 1995 was in the second quartile of all companies included in industrial company survey data available to the Committee.

    The factors used to award options include overall corporate performance, percentile rankings, base salary, and total compensation.

    In addition, Crompton's executive officers have received the opportunity under the 1988 Plan to earn shares of restricted stock based upon Crompton's cumulative after-tax earnings growth and return on equity over a three-year period. These grants have the potential to deliver above-average compensation if the goals are met. If the employment of an individual terminates after an award is earned for any reason other than death, disability, retirement, or a change in control of Crompton, any shares that have not vested will be forfeited. Crompton exceeded the performance criteria established under the 1988 Plan for the period 1989-1991. Awards for the 1989-1991 period vest and are distributed to individuals in common stock of Crompton in five installments, the first four having been distributed on December 9, 1992, December 6, 1993, December 13, 1994, and December 12, 1995, and the final one to be distributed upon retirement. Crompton met the performance criteria established under the 1988 Plan for the period 1992-1994. Awards for the 1992-1994 period vest and are distributed to individuals in common stock of Crompton in four uniform installments, one during each of the years 1994-1996, and the final one upon retirement. If the employment of an individual terminates for any reason other than death, disability, retirement or a change in control of Crompton, all shares that have not vested will be forfeited.

  Compensation of Chief Executive Officer

    The Committee did not increase Mr. Calarco's base salary of $495,000 during fiscal year 1995. The Executive Compensation Committee administers the Annual Incentive Compensation Plan for "A" Group of Senior Executives. Currently, the CEO is the only participant in this plan. Each year, a pool of funds is made available under this plan based upon Crompton's return on equity (ROE). At higher ROE levels, larger percentages of net income are allocated to the pool. The maximum incentive which the CEO may receive is equal to the lesser of 100% of salary or $650,000. The maximum award may be reduced if other goals, such as those for revenue and earnings growth, are not achieved. Based on the performance of Crompton in 1995 and the achievement of a return on average common equity of 17.4%, and an increase in sales of 13%, Mr. Calarco earned $415,000 under the Annual Incentive Compensation Plan for "A" Group of Senior Executives. The Committee believes Mr. Calarco has continued to manage Crompton extremely well in a particularly challenging business climate and has achieved above average results in comparison to others in the chemical industry. For example, the Crompton's average ROE for the 1991 to 1995 period was 23.4% which placed the Crompton in the top quartile of the peer group of 22 specialty chemical companies reflected in the performance graphs on pages 9 and 10 below. The stock options granted to Mr. Calarco during 1995 are consistent with the design of Crompton's executive compensation program and are shown in the compensation table below.

  Tax Deductibility of Executive Compensation

    The Committee's policy on the tax deductibility of compensation paid to Crompton's CEO and other executive officers is to maximize deductibility to the extent possible without abdicating all of its discretionary power. To this end, the Committee has reviewed all of Crompton's plans and has taken several actions as follows. First, the Committee has assured that the gains on non-qualified stock option grants will be deductible by amending the 1988 Plan to place a limit on the number of option shares that one individual may receive. The limit is 25% of the total share authorization. Secondly, the Committee resolved to continue the practice of not repricing options. Finally, at the 1994 annual meeting of shareholders, the shareholders approved the material terms of the performance goal for the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which is "performance-based" under Section 162(m) of the Code, and amounts paid under the plan are fully deductible.

  Committee on Executive Compensation

    Decisions on compensation of Crompton's executive officers are made by the four member Committee on Executive Compensation, a committee of the Board of Directors composed of the persons listed below, all of whom are non-employee directors. The Committee has retained an independent executive compensation consultant to evaluate Crompton's executive compensation program and has access to independent compensation data.

                                          The Committee on Executive
                                          Compensation:
                                          James A. Bitonti, Chairman
                                          Robert A. Fox
                                          Roger L. Headrick
                                          Michael W. Huber

    Notwithstanding anything to the contrary set forth in any of Crompton's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Joint Proxy Statement/Prospectus, in whole or in part, the foregoing Report of the Committee on Executive Compensation and the following Performance Graphs shall not be deemed incorporated by reference into any such filings.

PERFORMANCE GRAPHS

    The following graph compares the cumulative total return on the common stock of Crompton for the last five fiscal years with the returns on the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and a peer group of 22 specialty chemical companies, assuming the investment of $100 in Crompton's common stock, the S&P 500 Index, the S&P Specialty Chemicals Index and the peer group companies on December 31, 1990, and the reinvestment of all dividends. The peer group investment is weighted based on total market capitalization at the beginning of each fiscal year.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                    CROMPTON & KNOWLES CORPORATION, S&P 500,
                    S&P SPECIALTY CHEMICALS, AND PEER GROUP


                $300

                $250

                $200

                $150

                $100                        [GRAPH]

                 $50

                  $0

                1990    1991    1992    1993    1994    1995



C & K           $100     $257     $268     $270     $205     $173
S& P 500         100      130      140      154      156      215
Peer Group       100      151      166      171      165      193
S&P Specialty    100      141      149      170      149      195
Chemicals

    The graph below shows the cumulative total return to Crompton's stockholders since December 31, 1984, shortly before Mr. Calarco became President and CEO, compared with the same indices shown on the previous graph, thus illustrating the relative performance of Crompton's common stock during Mr. Calarco's entire tenure with Crompton.

                  COMPARISON OF ELEVEN-YEAR CUMULATIVE RETURN
                    CROMPTON & KNOWLES CORPORATION, S&P 500,
                    S&P SPECIALTY CHEMICALS, AND PEER GROUP


             $2,500
             $2,000
             $1,500
             $1,000
               $500
                 $0

               1984    1985    1986    1987    1988    1989    1990    1991    1992    1993    1994    1995



C & K          $100    $132    $188    $216    $337    $695    $792  $2,032  $2,122  $2,135  $1,620  $1,366
S & P 500       100     132     156     164     191     252     244     318     342     376     382     524
Peer Group      100     132     159     178     197     258     276     417     457     473     455     533
S&P Specialty   100     137     156     162     177     216     207     292     310     353     308     404
Chemicals


    The specialty chemical peer group comprises the following 22 companies: Betz Laboratories, Inc., The Dexter Corporation, Ecolab Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, H.B. Fuller Company, Great Lakes Chemical Corporation, M. A. Hanna Company, International Flavors & Fragrances Inc., Lawter International, Inc., Loctite Corporation, The Lubrizol Corporation, Nalco Chemical Company, Pall Corporation, Petrolite Corporation, Quaker Chemical Corporation, RPM, Inc., A. Schulman, Inc., Sigma-Aldrich Corporation, Valspar Corporation, and Witco Corporation.

    The S&P Specialty Chemicals Index companies are W.R. Grace & Co., Great Lakes Chemical Corporation, Morton International Inc. and Nalco Chemical Company.

EXECUTIVE COMPENSATION

    The following tables set forth information concerning compensation paid or to be paid to the chief executive officer of Crompton and each of the four most highly compensated executive officers of Crompton other than the chief executive officer, for services to Crompton in all capacities during 1993, 1994 and 1995, and options granted to and exercised by the same individuals during the period indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                            -----------------------
                                                                                    AWARDS
                                                     ANNUAL COMPENSATION    -----------------------
                                                                            RESTRICTED   SECURITIES   ALL OTHER
                  NAME AND                           --------------------     STOCK      UNDERLYING    COMPEN-
             PRINCIPAL POSITION               YEAR   SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)   SATION($)(1)
- --------------------------------------------  ----   ---------   --------   ----------   ----------   ---------
Vincent A. Calarco..........................  1995     495,000    415,000     --           110,000       89,687
  Chairman of the Board                       1994     493,000    300,000     --            78,000      111,870
  President and CEO                           1993     472,917    495,000     --            60,000      105,480
Charles J. Marsden..........................  1995     250,000     55,000     --            28,000       39,512
  Vice President--                            1994     240,000     56,000     --            22,000       42,121
  Finance and                                 1993     230,000    112,000     --            17,000       44,393
  Chief Financial Officer
Robert W. Ackley............................  1995     216,000    117,000     --            26,500       36,714
  V.P. and President--                        1994     203,750    108,000     --            20,000       36,383
  Davis-Standard Corporation                  1993     188,750    100,000     --            16,000       33,357
John T. Ferguson II.........................  1995     178,000     30,000     --            10,500       27,314
  General Counsel and                         1994     168,000     35,000     --            12,500       29,656
  Secretary                                   1993     156,667     67,000     --             9,500       33,060
Edmund H. Fording, Jr.......................  1995     175,167     25,000     --            10,500       24,774
  V.P. and President--                        1994     166,000     29,000     --             8,000       23,891
  Crompton & Knowles                          1993     166,000     59,000     --            11,500       25,531
  Colors Incorporated

- ------------
(1) Includes the following amounts paid during 1995 under Crompton's Supplemental Medical and Dental Reimbursement Plans (SMD), and employer contributions to Crompton's Employee Stock Ownership Plan (ESOP) and Individual Account Retirement Plan (IARP) (with that portion of the ESOP and IARP contributions in excess of the Section 401(k) and Section 415 limitations having been paid into Crompton's Benefit Equalization Plan): Mr. Calarco, $2,235 (SMD), $31,802 (ESOP), $55,560 (IARP); Mr. Marsden, $5,027
    (SMD), $13,065 (ESOP), $21,420 (IARP); Mr. Ackley, $1,074 (SMD), $12,960
    (ESOP), $22,680 (IARP); Mr. Ferguson, $4,397 (SMD), $9,063 (ESOP), $13,854
    (IARP); and Mr. Fording, $1,291 (SMD), $8,166 (ESOP), $15,317 (IARP).

    Total restricted stock outstanding for the persons shown in the table at the end of fiscal year 1995: Vincent A. Calarco, 276,033 shares valued at $3,657,437, of which 132,033 shares valued at $1,749,437 are forfeitable; Charles J. Marsden, 80,232 shares valued at $1,063,074, of which 36,232 shares valued at $480,074 are forfeitable; Robert W. Ackley, 50,002 shares valued at $662,527, of which 23,002 shares valued at $304,777 are forfeitable; Edmund H. Fording, 12,691 shares valued at $168,156, all of which shares are forfeitable; and John T. Ferguson II, 9,634 shares valued at $127,651, all of which shares are forfeitable. Dividends are paid on restricted shares from the date of grant but do not vest and are not distributed until the underlying shares are distributed.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                              POTENTIAL
                                                    INDIVIDUAL GRANTS                        REALIZABLE
                                    --------------------------------------------------    VALUE AT ASSUMED
                                                 PERCENT OF                                ANNUAL RATES OF
                                      NUMBER       TOTAL                                        STOCK
                                        OF        OPTIONS                                PRICE APPRECIATION
                                    SECURITIES   GRANTED TO                                FOR OPTION TERM
                                    UNDERLYING   EMPLOYEES     EXERCISE                  -------------------
                                     OPTIONS     IN FISCAL       PRICE      EXPIRATION    5%($)     10%($)
    NAME                            GRANTED(#)      YEAR        ($/SH)         DATE      $21.18     $33.72
- ----------------------------------  ----------   ----------   -----------   ----------   -------   ---------
V.A. Calarco......................     102,308(2)    33.0%       13.00        11/17/05   836,879   2,119,822
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
C.J. Marsden......................      20,808(2)     6.7%       13.00        11/17/05   170,209     431,142
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
R.W. Ackley.......................      18,808(2)     6.1%       13.00        11/17/05   153,849     389,702
                                         7,692(3)     2.5%       13.00        10/17/05    62,921     159,378
J.T. Ferguson II..................       4,589(2)     1.5%       13.00        11/17/05    37,538      95,084
                                         5,911(3)     1.9%       13.00        10/17/05    48,352     122,476
E.H. Fording, Jr..................       2,058(2)     0.7%       13.00        11/17/05    16,834      42,642
                                         8,442(3)     2.7%       13.00        10/17/05    69,056     174,918

- ------------
(1) An option entitles the holder to purchase one share of the common stock of Crompton at a purchase price equal to the fair market value of Crompton's common stock on October 18, 1995, the date of grant of all of the options shown in the table. All options are subject to expiration prior to the dates shown in the table in case of death or termination of employment. Fifty percent of the options shown in the table are exercisable beginning on the first anniversary of the date of grant, and fifty percent are exercisable beginning on the second anniversary of the date of grant. The purchase price for stock on the exercise of options may be paid in cash or in shares of Crompton's common stock already owned by the option holder, or by a combination thereof. In the event of a change in control of Crompton, all of the options shown in the table will immediately become exercisable.
(2) Non-qualified options.
(3) Incentive options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                                                     VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES            IN-THE-MONEY
                               SHARES                   UNDERLYING UNEXERCISED           AT FY-END($)
                             ACQUIRED ON    VALUE         OPTIONS FY-END(#)         12/30/95--FMV $13.2500
                              EXERCISE     REALIZED   --------------------------  ---------------------------
    NAME                         (#)        ($)(2)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ---------------------------- -----------  ----------  -----------  -------------  ------------  -------------
V.A. Calarco................    --            --        894,160       149,000     5,697,531.73    27,500.00
C.J. Marsden................    16,300    253,791.00    237,376        39,500     1,251,138.93     7,125.00
R.W. Ackley.................    11,500    110,687.50     62,000        36,500          --          6,625.00
J.T. Ferguson II............     8,834     65,167.26     38,250        16,750          --          2,625.00
E.H. Fording, Jr............    --            --         74,500        14,500       204,172.50     2,625.00

- ------------
(1) All numbers reflect the 2-for-1 stock split on May 22, 1992.
(2) Fair market value at date of exercise less exercise price.

  Compensation Committee Interlocks and Insider Participation

    Messrs. Fox, Headrick and Huber served as members and Mr. Bitonti served as Chairman of the Executive Compensation Committee of the Crompton Board during the last completed fiscal year. No member of the Executive Compensation Committee is a current or former officer or employee of Crompton or any of its subsidiaries.

    During 1995, Mr. Calarco served as a director of Caremark International Inc., of which Mr. Piccolo is Chairman and Chief Executive Officer.

  Retirement Plans

    Each of the persons shown in the Summary Compensation Table on page 11 is covered by a supplemental retirement agreement with Crompton. Under each supplemental agreement, the aggregate benefit payable on an annualized basis from employer contributions under Crompton's Individual Account Retirement Plan to each officer at normal retirement age will be supplemented by Crompton so that the total annual benefit payable to him for life will be 35%, 50% or 60% of the average total compensation (including salary and bonus) paid to him during the highest five years of the last ten years prior to his normal retirement age. A supplemental benefit in a reduced amount may be payable in the event of termination of employment prior to normal retirement age. At any time after the date on which benefit payments commence, the officer may elect to receive a single lump sum equal to 90% of the actuarial equivalent of the benefit otherwise payable to the officer. An officer may elect to have his supplemental benefit under the agreement paid in a form which will provide for the continuation of benefits, to a beneficiary selected by him, upon his death after retirement. Each agreement also provides for the payment of a reduced benefit to the officer's beneficiary in the event of his death prior to normal retirement age and for the payment of disability benefits in addition to those available under Crompton's regular disability insurance program. Benefits under each agreement are payable only if the officer has completed at least five years of service after entering into the agreement, does not voluntarily terminate his employment unless such termination is the result of his retirement under a retirement plan or is with approval of the Crompton Board, and meets certain other conditions set forth in the agreement.

    Each of the supplemental retirement agreements also provides that if, after a change in control of Crompton (as defined in the agreement) has occurred, the officer's employment is terminated by Crompton other than for cause, disability, or death or the officer resigns for good reason (as defined in the agreement), the officer will be vested in an unreduced benefit equal to 35%, 50% or 60% (whichever level is applicable to him under the agreement) of his average total compensation over the highest five of the last ten years of his employment. In the event the officer is under age 55 when terminated, the benefit would be based on his final average total compensation projected to age 55 in accordance with certain assumptions set forth in the agreement. The benefit would be paid annually for life commencing at age 65, with provision made for payment to the officer's beneficiary of the value of the expected benefit in the event of his death prior to attaining that age.

    The following table sets forth the estimated aggregate annual benefit payable to each of the officers named in the table under his supplemental retirement agreement, from employer contributions to the IARP, and (in the case of Mr. Ackley) under a retirement plan which was terminated in 1982, upon retirement at or after normal retirement age based on each officer's compensation history to date and assuming payment of such benefit in the form of a life annuity:

                              ESTIMATED ANNUAL
    NAME OF INDIVIDUAL       RETIREMENT BENEFIT
- --------------------------   ------------------
Vincent A. Calarco........        $523,900
Charles J. Marsden........         158,892
Robert W. Ackley..........         145,642
John T. Ferguson II.......          71,852
Edmund H. Fording, Jr.....          72,485

  Employment Agreements

    Mr. Calarco is employed pursuant to an employment agreement which was amended and restated in February 1988. The amended agreement provides for Mr. Calarco's employment as Chairman of the Board, President and Chief Executive Officer for a term of three years, with automatic annual one year extensions of the term unless Crompton gives notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended. The amended agreement calls for a base salary of not less than $310,000 and for Mr. Calarco's continued participation in employee benefit plans and other fringe benefit arrangements substantially as in the past. In the event Mr. Calarco's employment is terminated by Crompton other than for cause, disability, or death or by Mr. Calarco for good reason (as defined in the agreement), Crompton is obligated to pay Mr. Calarco his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum termination payment equal to three times the sum of his then current salary and the highest bonus paid to him during the three years preceding his termination, to continue other employee benefits provided under the agreement for a period of three years or until he obtains other employment, and to make certain additional payments to cover any excise tax imposed under the Code on the amounts payable as a result of his termination and any legal fees incurred by Mr. Calarco in enforcing Crompton's obligations under the agreement.

    Crompton has entered into employment agreements with certain other key management employees, including Messrs. Marsden, Ackley, Ferguson and Fording. Each agreement is operative only upon the occurrence of a change in control (as defined in the agreement) and is intended to encourage the executive to remain in the employ of Crompton by providing him with greater security. Absent a change in control, the agreement does not require Crompton to retain the executive or to pay him any specified level of compensation or benefits. In the event of a change in control, the agreement provides that there will be no change, without the executive's consent, in the salary, bonus opportunity, benefits, duties, and location of employment of the executive for a period of one or two years after the change in control. If, during such period, the executive's employment is terminated by Crompton other than for cause, disability, or death or the executive resigns for good reason (as defined in the agreement), Crompton will pay the executive his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum severance payment equal to one or two times (depending on the executive) the sum of his base salary and the highest bonus paid to him during the three years preceding his termination and will continue other employee benefits similar to those provided to the executive prior to his termination for a period of one or two years or until his earlier employment with another employer.

                       PRINCIPAL STOCKHOLDERS OF CROMPTON

    The directors and the executive officers of Crompton have advised Crompton that they were directly or indirectly the beneficial owners of outstanding common stock of Crompton at the close of business on February 9, 1996, as set forth below, in each case representing less than one percent of such shares outstanding except as otherwise indicated. No person was known to the Crompton Board to be the beneficial owner of more than 5% of Crompton's outstanding voting securities as of February 9, 1996.

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL
TITLE OF CLASS      NAME OF BENEFICIAL OWNER                           OWNERSHIP(1)           PERCENT OF CLASS
- --------------   --------------------------------------------   --------------------------    ----------------
 Common          Vincent A. Calarco..........................            1,744,427(2)                3.6%(15)
 Common          James A. Bitonti............................               29,547(3)
 Common          Robert A. Fox...............................               30,829(4)
 Common          Roger L. Headrick...........................               57,190(5)
 Common          Leo I. Higdon, Jr...........................                2,906(6)
 Common          Michael W. Huber............................               19,889(7)
 Common          Charles J. Marsden..........................              480,450(8)
 Common          C.A. (Lance) Piccolo........................               14,452(9)
 Common          Patricia K. Woolf...........................                3,413(10)
 Common          Robert W. Ackley............................              349,110(11)
 Common          John T. Ferguson II.........................               56,119(12)
 Common          Edmund H. Fording, Jr.......................               96,227(13)
 Common          Directors and Executive Officers as a Group
                 (17 persons)................................            3,277,696(14)               6.6%(16)

- ------------
 (1) Except as noted below, the officers and directors have both sole voting and sole investment power over the shares reflected in this table.
 (2) Includes 894,160 shares which Mr. Calarco had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 496,944 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 58,872 shares owned by his wife and 18,721 shares held by him or his wife as custodian for their children, as to which he disclaims beneficial ownership.
 (3) Includes 2,397 shares which Mr. Bitonti had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 11,200 shares owned jointly by Mr. Bitonti with his wife; 10,494 shares held under the Restricted Stock Plan for Directors; and 4,800 shares owned by his wife as to which he disclaims beneficial ownership.
 (4) Includes 2,397 shares which Mr. Fox had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 8,448 shares held under the Restricted Stock Plan for Directors.
 (5) Includes 2,397 shares which Mr. Headrick had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 10,173 shares held under the Restricted Stock Plan for Directors.
 (6) Includes 1,555 shares which Mr. Higdon had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 1,351 shares held under the Restricted Stock Plan for Directors.
 (7) Includes 2,397 shares which Mr. Huber had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 7,492 shares held under the Restricted Stock Plan for Directors.
 (8) Includes 237,376 shares which Mr. Marsden had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 106,665 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 19,000 shares owned by his wife as to which he disclaims beneficial ownership.
 (9) Includes 2,397 shares which Mr. Piccolo had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 9,115 shares held under the Restricted Stock Plan for Directors.
(10) Includes 622 shares which Ms. Woolf had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 1,845 shares held under the Restricted Stock Plan for Directors.
(11) Includes 62,000 shares which Mr. Ackley had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 86,912 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power; and 2,400 shares owned by his wife, as to which he disclaims beneficial ownership.
(12) Includes 38,250 shares which Mr. Ferguson had the right to acquire through stock options exercisable within 60 days of February 9, 1996; 15,189 and shares held under the 1988 Plan, the Employee Stock Ownership Plan, and a Benefit Equalization Plan Trust as to which he has voting but no investment power.
(13) Includes 74,500 shares which Mr. Fording had the right to acquire through stock options exercisable within 60 days of February 9, 1996; and 9,164 shares held under the 1988 Plan and the Employee Stock Ownership Plan, as to which he has voting but no investment power.
(14) Includes 1,441,921 shares which the officers and directors in the group had the right to acquire through stock options exercisable within 60 days of February 9, 1996.
(15) 2.4%, giving effect to the issuance of up to 26,089,206 shares of Crompton Common Stock in the Merger.
(16) 4.4%, giving effect to the issuance of up to 26,089,206 shares of Crompton Common Stock in the Merger.

                     DESCRIPTION OF CROMPTON CAPITAL STOCK

    Under the Crompton Articles, Crompton is authorized to issue (i) 250,000,000 shares of Crompton Common Stock, of which 48,039,309 shares were issued and outstanding as of July 9, 1996 and (ii) 250,000 shares of Preferred Stock, without par value, none of which was issued and outstanding.

CROMPTON COMMON STOCK

    The holders of Crompton Common Stock are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Crompton Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Crompton Common Stock are entitled to receive, upon any liquidation of Crompton, all remaining assets available for distribution to stockholders after satisfaction of Crompton's liabilities and the preferential rights of any preferred Stock that may then be issued and outstanding. The outstanding shares of Crompton Common Stock are, and the shares to be issued in the Merger will be, fully paid and nonassessable. The holders of Crompton Common Stock have no preemptive, conversion or redemption rights. The transfer agent and registrar for the Crompton Common Stock is Chemical Mellon Shareholder Services.

PREFERRED SHARE PURCHASE RIGHTS

    On July 20, 1988, the Crompton Board declared a dividend of one preferred share purchase right on each outstanding share of Crompton Common Stock. The Crompton Rights, which expire on August 4, 1998, were issued on August 5, 1988 to stockholders of record on that date and were authorized to be issued in respect of each share of Crompton Common Stock subsequently issued. Under certain circumstances each Crompton Right will entitle the holder to purchase one eight-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Series A Junior Preferred Shares"), of Crompton at an exercise price of $18.75 per one eight-hundredth of a Series A Junior Preferred Share, subject to adjustment. The Crompton Rights will not be exercisable or transferable apart from the Crompton Common Stock until the earlier to occur of either: (i) ten days following a public announcement that a person or group has acquired 20% or more of the outstanding Crompton Common Stock, or (ii) ten business days following commencement of, or a public announcement of an intention to make, a tender or exchange offer, which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Crompton Common Stock. The Crompton Rights will not have any voting rights nor be entitled to dividends.

    If, after the Crompton Rights become exercisable, Crompton is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, provision will be made for each holder of a Crompton Right to receive on exercise of the Crompton Right, that number of shares of common stock of the acquiring company which at the item of such transaction would have a market value of two times the exercise price of the Crompton Right. In addition, in the event a person or group shall become the beneficial owner of 20% or more of the outstanding Crompton Common Stock (an "Acquiring Person"), each holder of a Crompton Right other than an Acquiring Person shall have the right, upon exercise of a Crompton Right, to purchase shares of Crompton Common Stock having a market value equal to two times the exercise price of the Crompton Right. Notwithstanding the foregoing, any Crompton Rights that are owned or acquired by an Acquiring Person will be void and the holder thereof shall have no right to exercise or transfer such Crompton Rights. The Crompton Rights are redeemable at $.00125 per Crompton Right at any time prior to the time that a person or group acquires beneficial ownership of 20% or more of the outstanding Crompton Common Stock.

CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Crompton Articles and Crompton By-Laws contain certain provisions that would likely have an effect of delaying or deterring a change in control of Crompton. Such provisions require, among other things, (i) a classified Board of Directors, with each class containing as nearly as possible one-third of the whole number of members of the Board of Directors and the members of each class serving for three-year terms, (ii) a vote of at least 80% of the holders of Crompton's voting securities to approve certain business combination transactions with a stockholder who is the beneficial owner of 10% or more of Crompton's outstanding voting securities, (iii) a vote of at least 80% of Crompton's voting securities to amend certain of the Crompton Articles and Crompton By-Laws, (iv) advance notice procedures with respect to nominations of directors other than by or at the direction of the Board of Directors, and (v) a vote of two-thirds ( 2/3) of Crompton's outstanding voting securities to approve certain merger and consolidation agreements involving Crompton.

                              PLAN OF DISTRIBUTION

    Under the terms of a Placement Agreement dated as of             , 1996 (the
"Placement Agreement"), the shares of Common Stock offered hereby are being offered by the Company through Salomon Brothers Inc, as exclusive placement agent (the "Placement Agent"), which has agreed to use its best efforts to solicit offers to purchase such shares on the terms and subject to the conditions set forth therein. The shares of Common Stock offered hereby may also be sold to the Placement Agent, acting as principal, at a discount for resale to one or more purchasers at market prices prevailing at the time of sale or at negotiated prices. After the Common Stock is released for sale to the public, the offering price and other selling terms may be varied by the Placement Agent. The Company shall have the right, in its discretion, to reject any offer received by it, in whole or in part. The Placement Agent shall have the right, in its discretion, without notice to the Company, to reject any offer received by it, in whole or in part. The Company will pay the Placement Agent a
commission of   % of the aggregate purchase price of the shares of Common Stock offered hereby.

    The Placement Agreement provides that Crompton will indemnify the Placement Agent against certain liabilities in connection with the Offering, including liabilities under the Securities Act, or to contribute to payments that the Placement Agent may be required to make in respect thereof.

    Payment of the purchase price of the shares of Common Stock offered hereby will be required to be made in immediately available funds in The City of New York.

    Salomon Brothers Inc has provided financial advisory services to the Company and to entities related to the Company and may in the future provide financial advisory services to the Company or such other entities, for which it has received or expects to receive customary fees.

                                 LEGAL MATTERS

    The validity of the shares of Crompton Common Stock offered hereby will be passed upon for Crompton by Wachtell, Lipton, Rosen & Katz, special counsel to Crompton.

    The Placement Agent has been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Crompton as of December 30, 1995 and December 31, 1994, and for the years ended December 30, 1995, December 31, 1994, and December 25, 1993, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        INDEX TO FINANCIAL STATEMENTS OF CROMPTON & KNOWLES CORPORATION

                                                                                        PAGE
                                                                                        ----
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Statements of Earnings for the fiscal years ended December 30, 1995,
    December 31, 1994, and December 25, 1993.........................................    F-2
  Consolidated Balance Sheets at December 30, 1995 and December 31, 1994.............    F-3
  Consolidated Statements of Cash Flows for the fiscal years ended December 30, 1995,
    December 31, 1994, and December 25, 1993.........................................    F-4
  Consolidated Statements of Stockholders' Equity for the fiscal years ended December
    30, 1995, December 31, 1994, and December 25, 1993...............................    F-5
  Notes to Consolidated Financial Statements.........................................    F-6
  Independent Auditors' Report.......................................................   F-16

INTERIM CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Statements of Earnings (Unaudited) for the quarters ended March 30,
    1996 and April 1, 1995...........................................................   F-17
  Consolidated Balance Sheets (Unaudited) at March 30, 1996 and December 30, 1995....   F-18
  Consolidated Statements of Cash Flows (Unaudited) for the quarters ended March 30,
    1996 and April 1, 1995...........................................................   F-19
  Notes to Consolidated Financial Statements for the Quarter ended March 30, 1996
    (Unaudited)......................................................................   F-20

                      CONSOLIDATED STATEMENTS OF EARNINGS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 1995        1994        1993
                                                               --------    --------    --------
Net sales...................................................   $665,513    $589,757    $558,348
                                                               --------    --------    --------

Costs and Expenses
  Cost of products sold.....................................    473,654     403,784     380,941
  Selling, general and administrative.......................    104,535      91,581      82,970
  Depreciation and amortization.............................     15,035      13,298      12,076
  Interest..................................................      8,364       2,167       1,093
  Other income..............................................       (166)     (1,042)     (1,205)
                                                               --------    --------    --------
    Total costs and expenses................................    601,422     509,788     475,875
                                                               --------    --------    --------
Earnings
  Earnings before income taxes..............................     64,091      79,969      82,473
  Income taxes..............................................     23,598      29,053      30,515
                                                               --------    --------    --------
  Net earnings..............................................   $ 40,493    $ 50,916    $ 51,958
                                                               --------    --------    --------
                                                               --------    --------    --------
Net Earnings Per Common Share...............................   $    .84    $   1.00    $   1.00
                                                               --------    --------    --------
                                                               --------    --------    --------

          See accompanying notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                            1995        1994
                                                                          --------    --------
Assets
Current Assets
  Cash.................................................................   $    918    $  1,832
  Accounts receivable..................................................    112,693      81,859
  Inventories..........................................................    154,846     157,356
  Other current assets.................................................     23,038      19,610
                                                                          --------    --------
      Total current assets.............................................    291,495     260,657
Non-Current Assets
  Property, plant and equipment........................................    129,991     117,105
  Cost in excess of acquired net assets................................     51,922      43,429
  Other assets.........................................................     10,730      11,137
                                                                          --------    --------
                                                                          $484,138    $432,328
                                                                          --------    --------
                                                                          --------    --------
Liabilities and Stockholders' Equity
Current Liabilities
  Notes payable........................................................   $ 60,439    $ 39,670
  Accounts payable.....................................................     49,415      47,000
  Accrued expenses.....................................................     35,136      33,369
  Income taxes payable.................................................      3,747       4,138
  Other current liabilities............................................     16,578      14,865
                                                                          --------    --------
      Total current liabilities........................................    165,315     139,042
                                                                          --------    --------
Non-Current Liabilities
  Long-term debt.......................................................     64,000      54,000
  Accrued postretirement liability.....................................      7,559       8,698
  Deferred income taxes................................................      7,217       6,681
Stockholders' Equity
  Common stock, $.10 par value--issued 53,361,072 shares...............      5,336       5,336
  Additional paid-in capital...........................................     59,440      62,241
  Retained earnings....................................................    234,113     218,837
  Accumulated translation adjustment...................................      6,320       1,858
  Treasury stock at cost...............................................    (62,972)    (54,213)
  Deferred compensation................................................     (2,190)    (10,152)
                                                                          --------    --------
      Total stockholders' equity.......................................    240,047     223,907
                                                                          --------    --------
                                                                          $484,138    $432,328
                                                                          --------    --------
                                                                          --------    --------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
             INCREASE (DECREASE) TO CASH (IN THOUSANDS OF DOLLARS)

                                                                  1995        1994        1993
                                                                --------    --------    --------
Cash Flows from Operating Activities
  Net earnings...............................................   $ 40,493    $ 50,916    $ 51,958
  Adjustments to reconcile net earnings to net cash provided by operations:
    Depreciation and amortization............................     15,035      13,298      12,076
    Deferred income taxes....................................        729       2,389         340
    Deferred compensation....................................        768        (332)      1,611
    Changes in assets and liabilities:
    Accounts receivable......................................    (27,234)      5,815     (11,798)
    Inventories..............................................      8,247     (34,695)       (253)
    Other current assets.....................................     (3,080)     (2,735)        722
    Other assets.............................................       (485)       (943)          2
    Accounts payable and accrued expenses....................     (4,719)     (8,186)     (4,937)
    Income taxes payable.....................................        323      (7,986)      3,918
    Other current liabilities................................     (1,938)      4,777      (1,435)
    Accrued postretirement liability.........................     (1,139)       (386)        310
    Other....................................................       (264)       (175)       (109)
                                                                --------    --------    --------
  Net cash provided by operations............................     26,736      21,757      52,405
                                                                --------    --------    --------
Cash Flows from Investing Activities
  Acquisitions...............................................     (9,538)    (13,734)         --
  Capital expenditures.......................................    (18,249)    (21,710)    (14,299)
  Other investing activities.................................     (1,505)        590       1,972
                                                                --------    --------    --------
  Net cash used by investing activities......................    (29,292)    (34,854)    (12,327)
                                                                --------    --------    --------
Cash Flows from Financing Activities
  Proceeds from (payments on) long-term borrowings...........     10,000      40,000     (10,000)
  Change in notes payable....................................     20,675      34,533        (282)
  Treasury stock acquired....................................     (4,296)    (47,647)     (5,103)
  Treasury stock issued under stock options and other
    plans....................................................        393       1,756       1,905
  Dividends paid.............................................    (25,217)    (23,309)    (19,482)
                                                                --------    --------    --------
  Net cash provided (used) by financing activities...........      1,555       5,333     (32,962)
                                                                --------    --------    --------
Cash
  Effect of exchange rates on cash...........................         87         312        (273)
                                                                --------    --------    --------
  Change in cash.............................................       (914)     (7,452)      6,843
  Cash at beginning of year..................................      1,832       9,284       2,441
                                                                --------    --------    --------
  Cash at end of year........................................   $    918    $  1,832    $  9,284
                                                                --------    --------    --------
                                                                --------    --------    --------

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FISCAL YEARS ENDED DECEMBER 30, 1995, DECEMBER 31, 1994,
                             AND DECEMBER 25, 1993
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                 1995        1994        1993
                                                               --------    --------    --------
Common Stock
  Balance at beginning and end of year......................   $  5,336    $  5,336    $  5,336
                                                               --------    --------    --------
Additional Paid-in Capital
  Balance at beginning of year..............................     62,241      61,783      59,644
  Stock options and other issuances.........................       (410)      1,592       2,139
  Return of shares from long-term incentive plan trust......     (2,391)         --          --
  Issuance under long-term incentive plan...................         --      (1,134)         --
                                                               --------    --------    --------
  Balance at end of year....................................     59,440      62,241      61,783
                                                               --------    --------    --------
Retained Earnings
  Balance at beginning of year..............................    218,837     191,230     158,754
  Net earnings..............................................     40,493      50,916      51,958
  Cash dividends declared on common stock ($.525 per share
    in 1995, $.46 in 1994, and $.38 in 1993)................    (25,217)    (23,309)    (19,482)
                                                               --------    --------    --------
  Balance at end of year....................................    234,113     218,837     191,230
                                                               --------    --------    --------
Accumulated Translation Adjustment
  Balance at beginning of year..............................      1,858        (557)      3,803
  Equity adjustment for translation of foreign currencies...      4,462       2,415      (4,360)
                                                               --------    --------    --------
  Balance at end of year....................................      6,320       1,858        (557)
                                                               --------    --------    --------
Treasury Stock
  Balance at beginning of year..............................    (54,213)    (11,278)     (7,956)
  Issued, primarily under stock options (72,729 shares in
    1995, 58,957 shares in 1994, and 489,976 in 1993).......        340         276       1,781
  Common stock acquired (272,800 shares in 1995, 2,954,700
    shares in 1994 and 280,000 in 1993).....................     (4,296)    (47,647)     (5,103)
  Return of shares from long-term incentive plan trust
    (448,000 shares)........................................     (4,803)         --          --
  Issuance under long-term incentive plan (261,399
    shares).................................................         --       4,436          --
                                                               --------    --------    --------
  Balance at end of year....................................    (62,972)    (54,213)    (11,278)
                                                               --------    --------    --------
Deferred Compensation
  Balance at beginning of year..............................    (10,152)     (6,518)     (8,129)
  Return of shares from long-term incentive plan trust......      7,194          --          --
  Issuance under long-term incentive plan...................         --      (3,302)         --
  Amortization..............................................        768        (332)      1,611
                                                               --------    --------    --------
  Balance at end of year....................................     (2,190)    (10,152)     (6,518)
                                                               --------    --------    --------
  Total stockholders' equity................................   $240,047    $223,907    $239,996
                                                               --------    --------    --------
                                                               --------    --------    --------

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

ACCOUNTING POLICIES

  Principles of Consolidation

    The consolidated financial statements include the accounts of all subsidiaries. Intercompany balances and transactions are eliminated in consolidation. The Company's fiscal year ends on the last Saturday in December for domestic operations and a week earlier for most foreign operations.

  Translation of Foreign Currencies

    Foreign currency accounts are translated into U.S. dollars as follows: exchange rates at the end of the period are used to translate all assets and liabilities; average exchange rates during the year are used to translate income and expense accounts. Gains and losses resulting from the translation of foreign currency balance sheet accounts into U.S. dollars are included in a separate caption, "Accumulated translation adjustment," in the stockholders' equity section of the consolidated balance sheets.

  Property, Plant and Equipment

    Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation expense ($13,204 in 1995, $11,935 in 1994 and $10,828 in 1993) is computed generally on the straight-line method using the following ranges of asset lives: buildings and improvements--10 to 40 years, machinery and equipment--5 to 15 years, and furniture and fixtures--5 to 10 years.

    Renewals and improvements which extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over their useful lives or the remaining lease term, whichever is shorter. Expenditures for maintenance and repairs are charged to expense as incurred.

  Inventory Valuation

    Inventories are valued at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for a significant portion of chemicals inventories and the first-in, first-out (FIFO) method for the remaining inventories.

  Cost in Excess of Acquired Net Assets

    The cost of acquisitions in excess of tangible and identifiable intangible assets in the amount of $51,922 has, in the opinion of management based on the undiscounted expected cash flows of the businesses, incurred no permanent impairment in value. This cost is being amortized using the straight-line method over periods from twenty to forty years. Accumulated amortization amounted to $8,281 in 1995 and $6,622 in 1994.

  Research and Development

    Expenditures for research and development costs are charged to operations as incurred ($14,027 in 1995, $12,106 in 1994, and $11,184 in 1993).

  Income Taxes

    A provision has not been made for U.S. income taxes which would be payable if undistributed earnings of foreign subsidiaries of approximately $72,400 at December 30, 1995, were distributed to the Company in the form of dividends, since it is management's intention to permanently invest such earnings in the related foreign operations. If distributed, such earnings would incur income tax expense at substantially less than the U.S. income tax rate, primarily because of the offset of foreign tax credits.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Statements of Cash Flows

    Cash includes bank term deposits of three months or less. Cash payments during the years ended 1995, 1994 and 1993 included interest of $8,488, $2,005 and $1,556 and income taxes of $23,515, $35,319 and $24,347, respectively.

  Earnings Per Common Share

    The computation of earnings per common share is based on the weighted average number of common and common equivalent shares outstanding amounting to 48,447,686 in 1995, 51,151,525 in 1994 and 52,175,691 in 1993. A dual presentation of earnings per common share has not been made since there is no significant difference in earnings per share calculated on a primary or fully diluted basis.

  Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Such fair values must often be determined by using one or more methods that indicate value based on estimates of quantifiable characteristics as of a particular date. Values were estimated as follows:

        Cash, short-term receivables and accounts payable--The carrying amount approximates fair value because of the short maturity of these instruments.

        Notes payable and long-term debt--Fair values of short-term borrowings and long-term debt approximate carrying value because interest rates on such debt are at variable market rates.

        Hedging contracts--Consists primarily of forward foreign currency contracts carried at market.

  Other Disclosures

    Included in accounts receivable are allowances for doubtful accounts in the amount of $3,269 in 1995 and $3,829 in 1994. Included in other current liabilities are customer deposits in the amount of $11,322 in 1995 and $11,183 in 1994.

  Accounting Standard Changes

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which is effective in 1996. The statement requires companies to review assets for possible impairment and provides guidelines for recognition of impairment losses related to long-lived assets and certain intangibles. The Company is evaluating the impact of the statement, but expects that the guidelines required by the statement will not result in impairment of value that would have a material effect on the Company's net earnings and financial position in 1996.

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock-Based Compensation" which is effective in 1996. The Company intends to follow the option that permits entities to continue to apply current accounting standards to stock based employee compensation arrangements. Effective with year-end 1996 reporting, the Company will disclose in the notes to the consolidated financial statements the impact on net earnings and earnings per share as if Statement No. 123 were applied.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Acquisitions

    In January 1995, the Company acquired the business and certain assets of McNeil Akron Repiquet S.a.r.l. in France at a cost of $4,638. In March 1995, the Company acquired Killion Extruders, Inc. at a cost of $4,900. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and liabilities have been recorded at their fair values at the dates of acquisition. The excess cost of the purchase price over fair value of net assets acquired in the amount of $9,649 is being amortized over forty years. The operating results of each acquisition are included in the Consolidated Statements of Earnings since the date of the acquisition.

  Inventories

                                                           1995        1994
                                                         --------    --------
Finished goods........................................   $ 89,177    $ 90,386
Work in process.......................................     30,316      32,640
Raw materials and supplies............................     35,353      34,330
                                                         --------    --------
                                                         $154,846    $157,356
                                                         --------    --------
                                                         --------    --------

    At December 30, 1995, inventories valued using the last-in, first-out (LIFO) method amounted to $70,550 ($75,958 at December 31, 1994). The LIFO reserve was not significant in 1995 and 1994.

  Property, Plant and Equipment

                                                           1995        1994
                                                         --------    --------
Land..................................................   $  7,490    $  7,292
Buildings and improvements............................     71,677      61,926
Machinery and equipment...............................    133,111     113,296
Furniture and fixtures................................      4,030       3,662
Construction in progress..............................     12,975      16,620
                                                         --------    --------
                                                          229,283     202,796
Less accumulated depreciation.........................     99,292      85,691
                                                         --------    --------
                                                         $129,991    $117,105
                                                         --------    --------
                                                         --------    --------

  Leases

    The future minimum rental payments under operating leases having initial or remaining non-cancellable lease terms in excess of one year (as of December 30, 1995) total $21,434 as follows: $5,533 in 1996, $4,254 in 1997, $3,637 in 1998,
$3,223 in 1999, $1,676 in 2000 and $3,111 in later years. Total rental expense for all operating leases was $8,126 in 1995, $7,305 in 1994, and $6,509 in 1993.

    All long-term leases expire prior to 2013. Real estate taxes, insurance and maintenance expenses generally are obligations of the Company and, accordingly, are not included as part of rental payments. It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Debt

    Long-term debt is summarized as follows:

                                                            1995       1994
                                                           -------    -------
Revolving credit loans..................................   $60,000    $50,000
Industrial revenue bonds................................     4,000      4,000
                                                           -------    -------
      Total long-term debt..............................   $64,000    $54,000
                                                           -------    -------
                                                           -------    -------

    The industrial revenue bonds mature in 1997 and carry an interest rate that fluctuates within the tax exempt market. The average interest rate incurred in 1995 was 3.8%. The bonds are secured by a bank letter of credit.

    In June 1995, the Company amended its credit agreement with a group of five banks whereby the unsecured revolving credit loans available to the Company were increased to $125,000 through September 28, 1998. The agreement calls for interest at the prime rate on revolving loans, but offers pricing options based on certificate of deposit and Eurodollar rates which generally are more favorable than the prime rate option. The Company must pay an annual fee of .15% of the total unused commitment. The covenants of the revolving credit agreement impose restrictions on the Company with respect to debt and tangible net worth levels. These restrictions are not expected to adversely affect the Company's operations. At December 30, 1995, the $60,000 borrowed under the revolving credit agreement bore an interest rate of 6.2%. At December 30, 1995, unsecured notes payable outstanding of $60,439 borrowed under the Company's uncommitted lines of credit bore a variable interest rate of 6.0%.

    The aggregate annual maturities of long-term debt are $4,000 in 1997 and $60,000 in 1998.

  Income Taxes

    The components of pretax earnings and taxes are as follows:

                                                  1995       1994       1993
                                                 -------    -------    -------
PreTax Earnings:
  Domestic....................................   $59,306    $67,555    $68,498
  Foreign.....................................     4,785     12,414     13,975
                                                 -------    -------    -------
  Total.......................................   $64,091    $79,969    $82,473
                                                 -------    -------    -------
                                                 -------    -------    -------

Taxes:
  Domestic
    Current taxes.............................   $21,500    $23,361    $27,857
    Deferred taxes............................     1,604      2,057       (587)
                                                 -------    -------    -------
                                                 $23,104    $25,418    $27,270
                                                 -------    -------    -------
                                                 -------    -------    -------
Foreign
  Current taxes...............................   $ 1,369    $ 3,303    $ 2,318
  Deferred taxes..............................      (875)       332        927
                                                 -------    -------    -------
                                                 $   494    $ 3,635    $ 3,245
                                                 -------    -------    -------
                                                 -------    -------    -------
Total
  Current taxes...............................   $22,869    $26,664    $30,175
  Deferred taxes..............................       729      2,389        340
                                                 -------    -------    -------
                                                 $23,598    $29,053    $30,515
                                                 -------    -------    -------
                                                 -------    -------    -------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

    The following is a percentage reconciliation of computed "expected" tax expense to actual tax expense:

                                                      1995      1994      1993
                                                      ----      ----      ----
Computed "expected" tax expense..................     35.0%     35.0%     35.0%
State taxes (net of U.S. tax benefit)............      4.3       3.6       3.6
Foreign tax differential.........................     (1.8)     (0.9)     (2.0)
Other, net.......................................     (0.7)     (1.4)       .4
                                                      ----      ----      ----
                                                      36.8%     36.3%     37.0%
                                                      ----      ----      ----
                                                      ----      ----      ----

    Provisions have been made for deferred income taxes based on differences between financial statement and tax bases of assets and liabilities using currently enacted tax rates and regulations. The components of the net deferred tax asset as of December 30, 1995 and December 31, 1994, are as follows:

                                                            1995       1994
                                                           -------    -------
Deferred tax asset:
  Inventory reserves....................................   $ 3,596    $ 3,239
  Bad debt reserves.....................................       515        232
  Deferred compensation liability.......................       885        638
  Various expense accruals..............................     3,395      4,475
  Accrued postretirement liability......................     3,024      3,598
                                                           -------    -------
      Total deferred tax assets.........................    11,415     12,182
Deferred tax liability--depreciation....................   (10,241)   (10,279)
                                                           -------    -------
      Net deferred tax asset............................   $ 1,174    $ 1,903
                                                           -------    -------
                                                           -------    -------

    Total deferred tax assets for 1995 and 1994 include current assets of $8,391 and $8,584, respectively. The deferred tax liability is non-current for 1995 and 1994.

  Capital Stock

    The Company is authorized to issue 250,000,000 shares of common stock at a par value of $.10. There are 53,361,072 common shares issued, of which 5,351,962 and 4,703,891 shares were held in the treasury at December 30, 1995 and December 31, 1994, respectively.

    The Company is authorized to issue 250,000 shares of preferred stock without par value, none of which are outstanding. Preferred share purchase rights (Rights) outstanding with respect to each share of the Company's common stock entitle the holder to purchase one eight-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $18.75. The Rights cannot become exercisable until ten days following a public announcement that a person or group has acquired 20% or more of the common shares of the Company or intends to make a tender or exchange offer which would result in their ownership of 20% or more of the Company's common shares. The Rights also entitle the holder under certain circumstances to receive shares in another company which acquires the Company or merges with it.

  Stock Incentive Plans

    The 1988 Long Term Incentive Plan (the 1988 Plan) authorizes the Board to grant stock options, stock appreciation rights, restricted stock and long-term performance awards to the officers and other key employees of the Company over a period of ten years. Non-qualified and incentive stock options may be granted under the 1988 plan at prices not less than 100% of the market value on the date of the

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

grant. All outstanding options will expire not more than ten years and one month from the date of grant. There were 4,000,000 shares of common stock reserved for awards under the 1988 Plan.

    The 1993 Stock Option Plan for Non-Employee Directors authorizes 100,000 shares to be optioned to non-employee directors at the rate of their annual retainer divided by the stock price on the date of grant. The option will vest over a two year period and be exercisable over a ten year period from the date of grant, at a price equaling the fair market value on the date of grant.

    Under the 1988 Plan, 1,261,000 common shares have been transferred to an independent trustee to administer restricted stock awards for the Company's long term incentive program. At December 30, 1995 deferred compensation relating to such shares in the amount of $2,190 is being amortized over an estimated service period of six to fifteen years. In June 1995, the trustee returned 448,000 common shares to the Company representing those shares which have not yet been earned under the incentive program. Compensation expense relating to unearned shares is being accrued annually based upon the expected level of incentive achievement.

    Changes during 1995, 1994 and 1993 in shares under option are summarized as follows:

                                                               PRICE PER SHARE
                                                       -------------------------------
                                                          RANGE            AVERAGE         SHARES
                                                       ------------    ---------------    ---------
Outstanding at 12/26/92.............................   $ 1.29-22.78        $  7.88        1,929,900
Granted.............................................    19.31-23.75          19.45          218,736
Exercised...........................................     1.29-18.31           2.87         (424,419)
Lapsed..............................................     4.01-19.19          14.01           (6,667)

Outstanding at 12/25/93.............................     2.15-23.75          10.57        1,717,550
Granted.............................................    14.63-21.44          14.83          282,647
Exercised...........................................      2.15-9.31           5.59          (57,473)
Lapsed..............................................     9.31-19.31          18.12          (27,001)

Outstanding at 12/31/94.............................     2.47-23.75          11.24        1,915,723
Granted.............................................     9.31-16.06          13.07          330,481
Exercised...........................................      2.49-9.31           6.40          (61,299)
Lapsed..............................................     9.31-23.75          18.04          (23,791)

Outstanding at 12/30/95.............................   $ 2.47-23.75        $ 11.59        2,161,114
Exercisable at 12/30/95.............................   $ 2.47-23.75        $ 10.64        1,592,779

    Shares available for grant at December 30, 1995 and December 31, 1994 were 536,302 and 842,992, respectively.

    The Company has an Employee Stock Ownership Plan that is offered to eligible employees of the Company and certain of its subsidiaries. The Company makes contributions equivalent to a stated percentage of employee contributions. The Company's contributions were $2,020, $1,677 and $1,617 in 1995, 1994 and 1993, respectively.

  Postretirement Health Care Benefits

    The Company provides health benefits attributable to past service of eligible retired and active employees under the Company's postretirement health care benefit plans. Effective January 1, 1992, the Company adopted the provisions of FASB Statement No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." In 1994, the Company adopted several changes to its postretirement health care benefit plans including an annual cap for medical premiums paid by the Company,

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

higher deductible amounts and out-of-pocket limits on medical payments. The plan amendments resulted in a prior service gain of $3,254 which is being amortized over the average remaining employee service period of 15 years. Postretirement health care benefit expense did not have a material effect on net earnings for the years 1995, 1994 and 1993.

    The financial status of the accrued postretirement liability is as follows:

                                                             1995       1994
                                                            -------    ------
Retirees.................................................   $ 3,834    $2,812
Fully eligible active participants.......................       662       608
Other active participants................................     1,150     1,240
                                                            -------    ------
Total accumulated postretirement liability...............     5,646     4,660
Unrecognized actuarial gain (loss).......................    (1,113)      784
Unrecognized prior service gain..........................     3,026     3,254
                                                            -------    ------
                                                            $ 7,559    $8,698
                                                            -------    ------
                                                            -------    ------

    For measurement purposes, a 11.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1995. The rate is assumed to decrease 1% per year to 6.5% in 2000 and remain at that level thereafter. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

    An increase in the assumed health care cost rate of 1% in each year would increase the accumulated postretirement benefit obligation by approximately $460.

  Pensions

    The Company maintains a defined contribution pension plan for eligible employees under provisions of section 401(k) of the Internal Revenue Code. The plan provides for Company contributions at a certain percentage of each participant's salary and allows voluntary tax-deferred employee contributions up to a stated percentage of salary. Other foreign and domestic pension plans are not significant. Total pension expense aggregated $4,516 in 1995, $4,251 in 1994 and $4,036 in 1993.

  Contingencies

    In the normal course of its business, the Company is subject to investigations, claims and legal proceedings, some of which concern environmental matters, involving both private and governmental parties. In some cases, the remedies sought or damages claimed may be substantial. While each of these matters is subject to various uncertainties as to outcome, and some of them may be decided unfavorably to the Company, based on the facts known to the Company and on consultation with legal counsel, management believes that there are no such matters pending or threatened which will have a material effect on the financial position of the Company or the results of the Company's operations in any given year.

  Foreign Operations

    Financial data applicable to the Company's foreign operations are as follows:

                                                 1995       1994        1993
                                               --------    -------    --------
Net sales...................................   $113,280    $97,848    $103,356
Net earnings................................   $  4,291    $ 8,779    $ 10,730
Assets......................................   $113,852    $90,508    $ 82,789

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Business Segment Data

    Sales by segment represent sales to unaffiliated customers only. Intersegment sales and transfers between geographic areas are nominal and have not been disclosed separately. Consolidated operating profit is defined as total revenue less operating expenses. In computing consolidated operating profit, the following items have not been deducted: interest expense, other income and income taxes. Identifiable assets by segment are those assets that are used in the Company's operations in each segment. Corporate assets are principally cash, prepayments and other assets maintained for general corporate purposes.

  Information by Business Segment

                                                                 1995        1994        1993
                                                               --------    --------    --------
Sales
  Specialty chemicals.......................................   $385,647    $393,544    $407,280
  Specialty process equipment and controls..................    279,866     196,213     151,068
                                                               --------    --------    --------
                                                               $665,513    $589,757    $558,348
                                                               --------    --------    --------
                                                               --------    --------    --------
Operating Profit
  Specialty chemicals.......................................   $ 42,609    $ 60,783    $ 68,067
  Specialty process equipment and controls..................     40,154      31,195      25,967
  General corporate expenses................................    (10,474)    (10,884)    (11,673)
                                                               --------    --------    --------
                                                                 72,289      81,094      82,361
  Interest expense..........................................     (8,364)     (2,167)     (1,093)
  Other income..............................................        166       1,042       1,205
                                                               --------    --------    --------
  Earnings before income taxes..............................   $ 64,091    $ 79,969    $ 82,473
                                                               --------    --------    --------
                                                               --------    --------    --------

Identifiable Assets
  Specialty chemicals.......................................   $318,020    $313,457    $281,804
  Specialty process equipment and controls..................    150,320     103,151      69,279
                                                               --------    --------    --------
                                                                468,340     416,608     351,083
  Corporate.................................................     15,798      15,720      12,163
                                                               --------    --------    --------
                                                               $484,138    $432,328    $363,246
                                                               --------    --------    --------
                                                               --------    --------    --------
Depreciation and Amortization
  Specialty chemicals.......................................   $ 11,510    $ 11,141    $ 10,628
  Specialty process equipment and controls..................      3,328       1,995       1,324
                                                               --------    --------    --------
                                                                 14,838      13,136      11,952
  Corporate.................................................        197         162         124
                                                               --------    --------    --------
                                                               $ 15,035    $ 13,298    $ 12,076
                                                               --------    --------    --------
                                                               --------    --------    --------
Capital Expenditures
  Specialty chemicals.......................................   $ 15,076    $ 18,891    $ 12,057
  Specialty process equipment and controls..................      3,087       2,756       2,131
                                                               --------    --------    --------
                                                                 18,163      21,647      14,188
  Corporate.................................................         86          63         111
                                                               --------    --------    --------
                                                               $ 18,249    $ 21,710    $ 14,299
                                                               --------    --------    --------
                                                               --------    --------    --------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Information by Major Geographic Segment

                                                                 1995        1994        1993
                                                               --------    --------    --------
Sales
  United States.............................................   $552,233    $491,909    $454,992
  Europe....................................................     94,347      88,693      93,808
  Other.....................................................     18,933       9,155       9,548
                                                               --------    --------    --------
                                                               $665,513    $589,757    $558,348
                                                               --------    --------    --------
                                                               --------    --------    --------
Exports to Unaffiliated Customers
  Included in United States sales:
  Far East..................................................   $ 16,895    $ 19,858    $ 26,244
  Latin America.............................................     12,225      15,027      10,183
  Europe....................................................     23,713       9,381       7,251
  Other.....................................................     11,989      10,178       4,338
                                                               --------    --------    --------
                                                                 64,822      54,444      48,016
                                                               --------    --------    --------
  Included in European sales:
  Far East..................................................         --      10,117       8,649
  Latin America.............................................      4,422       4,631       4,261
  Other.....................................................      3,042       6,362       3,756
                                                               --------    --------    --------
                                                                  7,464      21,110      16,666
                                                               --------    --------    --------
                                                               $ 72,286    $ 75,554    $ 64,682
                                                               --------    --------    --------
                                                               --------    --------    --------
Operating Profit
  United States.............................................   $ 77,893    $ 79,148    $ 79,536
  Europe....................................................      4,166      12,038      13,736
  Other.....................................................        704         792         762
                                                               --------    --------    --------
                                                                 82,763      91,978      94,034
  General corporate expenses................................    (10,474)    (10,884)    (11,673)
                                                               --------    --------    --------
                                                               $ 72,289    $ 81,094    $ 82,361
                                                               --------    --------    --------
                                                               --------    --------    --------
Identifiable Assets
  United States.............................................   $370,286    $341,820    $280,457
  Europe....................................................    105,408      85,578      77,203
  Other.....................................................      8,444       4,930       5,586
                                                               --------    --------    --------
                                                               $484,138    $432,328    $363,246
                                                               --------    --------    --------
                                                               --------    --------    --------

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

  Summarized Unaudited Quarterly Financial Data

                                                                        1995
                                                    --------------------------------------------
                                                     FIRST       SECOND      THIRD       FOURTH
                                                    --------    --------    --------    --------
Net sales........................................   $168,193    $175,617    $159,065    $162,638
Gross profit.....................................     51,634      51,818      44,606      43,801
Net earnings.....................................     13,196      12,058       8,077       7,162
Net earnings per common share....................        .27         .25         .17         .15
Common dividends per share.......................        .12        .135        .135        .135
Market price per common share:
  High...........................................     17 3/8          20      15 3/4      14 7/8
  Low............................................     15 7/8      13 3/8      13 5/8          12

                                                                        1994
                                                    --------------------------------------------
                                                     FIRST       SECOND      THIRD       FOURTH
                                                    --------    --------    --------    --------
Net sales........................................   $133,594    $154,452    $142,821    $158,890
Gross profit.....................................     42,684      50,952      44,025      48,312
Net earnings.....................................     12,758      16,107      10,224      11,827
Net earnings per common share....................        .25         .31         .20         .24
Common dividends per share.......................        .10         .12         .12         .12
Market price per common share:
  High...........................................     24 1/8      23 5/8      18 1/2      16 5/8
  Low............................................     19 5/8      17 3/8      15 7/8      13 7/8

RESPONSIBILITY FOR FINANCIAL STATEMENTS

    The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and have been audited by KPMG Peat Marwick LLP, Independent Certified Public Accountants, whose report is presented herein.

    Management of the Company assumes responsibility for the accuracy and reliability of the financial statements. In discharging such responsibility, management has established certain standards which are subject to continuous review and are monitored through the Company's financial management and internal audit group.

    The Board of Directors pursues its oversight role for the financial statements through its Audit Committee which consists of outside directors. The Audit Committee meets on a regular basis with representatives of management, the internal audit group and KPMG Peat Marwick LLP.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  CROMPTON & KNOWLES CORPORATION

    We have audited the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 30, 1995 and December 31, 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crompton & Knowles Corporation and subsidiaries at December 30, 1995 and December 31, 1994 and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended December 30, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
January 24, 1996

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          MARCH 30,    APRIL 1,
                                                                            1996         1995
                                                                          ---------    --------
Net sales..............................................................   $ 164,840    $168,193
  Cost of products sold................................................     116,948     116,559
  Selling, general and administrative..................................      27,094      25,422
  Depreciation and amortization........................................       4,009       3,725
  Interest.............................................................       2,037       1,568
  Other income.........................................................        (252)       (228)
                                                                          ---------    --------
      Total costs and expenses.........................................     149,836     147,046
                                                                          ---------    --------
                                                                          ---------    --------
Earnings before income taxes...........................................      15,004      21,147
Income taxes...........................................................       5,536       7,951
Net earnings...........................................................   $   9,468    $ 13,196
Net earnings per common share..........................................   $     .20    $    .27
Dividends per common share.............................................   $    .135    $    .12
Average shares outstanding.............................................      48,318      48,921

          See accompanying notes to consolidated financial statements.

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      MARCH 30, 1996 AND DECEMBER 30, 1995
                           (IN THOUSANDS OF DOLLARS)

                                                                        MARCH 30,    DECEMBER 30,
                                                                          1996           1995
                                                                        ---------    ------------
ASSETS
CURRENT ASSETS
  Cash...............................................................   $   2,599      $    918
  Accounts receivable................................................     123,779       112,693
  Inventories........................................................     163,210       154,846
  Other current assets...............................................      25,589        23,038
                                                                        ---------    ------------
      Total current assets...........................................     315,177       291,495
NON-CURRENT ASSETS
  Property, plant and equipment......................................     135,051       129,991
  Cost in excess of acquired net assets..............................      60,525        51,922
  Other assets.......................................................      10,765        10,730
                                                                        ---------    ------------
                                                                        $ 521,518      $484,138
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable......................................................   $  57,886      $ 60,439
  Accounts payable...................................................      60,991        49,415
  Accrued expenses...................................................      41,916        35,136
  Income taxes payable...............................................       8,141         3,747
  Other current liabilities..........................................      21,894        16,578
                                                                        ---------    ------------
      Total current liabilities......................................     190,828       165,315
NON-CURRENT LIABILITIES
  Long-term debt.....................................................      74,000        64,000
  Accrued postretirement liability...................................       7,635         7,559
  Deferred income taxes..............................................       7,197         7,217

STOCKHOLDERS' EQUITY
  Common stock.......................................................       5,336         5,336
  Additional paid-in capital.........................................      59,557        59,440
  Retained earnings..................................................     237,098       234,113
  Accumulated translation adjustment.................................       4,797         6,320
  Treasury stock at cost.............................................     (62,890)      (62,972)
  Deferred compensation..............................................      (2,040)       (2,190)
                                                                        ---------    ------------
      Total stockholders' equity.....................................     241,858       240,047
                                                                        ---------    ------------
                                                                        ---------    ------------
                                                                        $ 521,518      $484,138

          See accompanying notes to consolidated financial statements.

           UNAUDITED CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                QUARTERS ENDED MARCH 30, 1996 AND APRIL 1, 1995
                           (IN THOUSANDS OF DOLLARS)

                                                                          MARCH 30,    APRIL 1,
                                                                            1996         1995
                                                                          ---------    --------
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.........................................................   $   9,468    $ 13,196
  Adjustments to reconcile net earnings to net cash provided by operations:
    Depreciation and amortization......................................       4,009       3,726
    Deferred compensation..............................................         150         473
    Changes in assets and liabilities, net.............................         663     (12,979)
        Net cash provided by operations................................      14,290       4,416

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions.........................................................     (10,025)     (8,633)
  Capital expenditures.................................................      (2,967)     (5,733)
  Other investing activities...........................................        (635)        457
        Net cash used by investing activities..........................     (13,627)    (13,909)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings...................................      10,000          --
  Change in notes payable..............................................      (2,510)     19,851
  Net treasury stock activity..........................................          35      (3,607)
  Dividends paid.......................................................      (6,483)     (5,814)
        Net cash provided by financing activities......................       1,042      10,430

CASH
  Effect of exchange rates on cash.....................................         (24)         34
  Change in cash.......................................................       1,681         971
  Cash at beginning of period..........................................         918       1,832
  Cash at end of period................................................   $   2,599    $  2,803

          See accompanying notes to consolidated financial statements.

                CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    QUARTER ENDED MARCH 30, 1996 (UNAUDITED)
                                 (IN THOUSANDS)

PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

    The information included in the foregoing consolidated financial statements is unaudited but reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

    Included in accounts receivable are allowances for doubtful accounts of $3,640 in 1996 and $3,269 at December 30, 1995.

    Accumulated depreciation amounted to $102,385 in 1996 and $99,292 at December 30, 1995.

    Accumulated amortization of cost in excess of acquired net assets amounted to $8,665 in 1996 and $8,281 at December 30, 1995.

    Other current liabilities primarily include customer deposits.

    It is suggested that the interim consolidated financial statements be read in conjunction with the consolidated financial statements and notes included in the Company's 1995 Annual Report on Form 10-K.

CAPITAL STOCK

    There are 53,361,072 common shares issued at $.10 par value, of which 5,334,321 shares and 5,351,962 shares were held in the treasury at March 30, 1996 and December 30, 1995, respectively.

INVENTORIES

    Components of inventories are as follows:

                                                       MARCH 30,    DECEMBER 30,
                                                         1996           1995
                                                       ---------    ------------
Finished goods......................................   $  95,816      $ 89,177
Work in process.....................................      31,030        30,316
Raw materials and supplies..........................      36,364        35,353
                                                       ---------    ------------
                                                       $ 163,210      $154,846
                                                       ---------    ------------
                                                       ---------    ------------

EARNINGS PER COMMON SHARE

    The computation of earnings per common share is based on the weighted average number of common and common equivalent shares outstanding. A dual presentation of earnings per common share has not been made since there is no significant difference in earnings per share calculated on a primary or fully diluted basis.

ACQUISITIONS

    In January 1996, the Company acquired ER-WE-PA, GmbH at a cost of $10,025 subject to audit adjustment. The acquisition has been accounted for using the purchase method and, accordingly, the acquired assets and liabilities have been recorded at their fair values at the dates of acquisition. The excess cost of purchase price over fair value of net assets acquired in the amount of $8,392 is being amortized over forty years. The operating results are included in the consolidated statements of earnings since the date of acquisition.

BUSINESS SEGMENT DATA

                                                             QUARTER ENDED
                                                         ---------------------
                                                         MARCH 30,    APRIL 1,
                                                           1996         1995
                                                         ---------    --------
SALES
Specialty chemicals...................................   $  96,083    $102,542
Specialty process equipment and controls..............      68,757      65,651
                                                         $ 164,840    $168,193

OPERATING PROFIT
Specialty chemicals...................................   $  12,791    $ 15,591
Specialty process equipment and controls..............       7,106      10,057
General corporate expense.............................      (3,108)     (3,161)
                                                            16,789      22,487
Interest expense......................................      (2,037)     (1,568)
Other income..........................................         252         228

Earnings before income taxes..........................   $  15,004    $ 21,147

SUBSEQUENT EVENT

    On April 30, 1996 the Company entered into an agreement and plan of merger with Uniroyal Chemical Corporation ("Uniroyal"), a $1.1 billion manufacturer of chemicals and polymers including rubber chemicals, crop protection chemicals and chemicals and additives for the plastics and lubricants industries. Under the terms of the agreement and subject to the conditions contained therein, among other things, each share of Uniroyal common stock will be exchanged for 0.9577 shares of the Company's common stock. Each share of Uniroyal's Series A Cumulative Redeemable Preferred Stock and Series B Preferred Stock will be converted into 6.3850 shares of the Company's common stock.

    The merger agreement provides that Uniroyal would be required to pay the Company a termination fee of $50 million if the merger agreement is terminated
(i) under certain circumstances following receipt of a proposal for a competing transaction and a competing transaction is consummated within one year following such termination or (ii) after Uniroyal's determination to terminate the merger agreement to pursue a competing transaction that would be more favorable to Uniroyal stockholders than the proposed merger with the Company.

    The merger is subject to approval by the stockholders of both Uniroyal and the Company. Special stockholder meetings have been set by each company for August 21, 1996. The merger is expected to be concluded shortly after the stockholder votes.

NO DEALER, SALESPERSON OR ANY OTHER          1,000,000 SHARES
PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN              CROMPTON & KNOWLES
CONNECTION WITH THE OFFER MADE BY THIS       CORPORATION
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR ANY AGENT. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION        COMMON STOCK
THAT THERE HAS BEEN NO CHANGE                ($0.10 PAR VALUE)
IN THE AFFAIRS OF THE COMPANY SINCE THE
DATES AS OF WHICH INFORMATION IS GIVEN
IN THIS PROSPECTUS. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER OR SOLICITATION
BY ANYONE IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE PERSON MAKING     [LOGO]
SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH
SOLICITATION.

           ------------

       TABLE OF CONTENTS
                                   PAGE
                                   ----
Available Information............   ii
Prospectus Summary...............    1
Risk Factors.....................    7
Use of Proceeds..................   12
Market Price and Dividend Data...   12       SALOMON BROTHERS INC
The Company......................   13       Placement Agent
Recent Developments..............   19
Selected Historical Financial
  Data of Crompton...............   22
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations of               PROSPECTUS
  Crompton.......................   23       Dated August  , 1996
Historical and Unaudited Pro Forma
  Combined Capitalization.......    28
Unaudited Pro Forma Combined
  Financial Information.........    30
Directors and Executive Officers
  of Crompton...................    39
Compensation of Directors and
  Executive Officers of
Crompton........................    41
Principal Stockholders of
  Crompton......................    51
Description of Crompton Capital
  Stock.........................    52
Plan of Distribution............    53
Legal Matters...................    53
Experts.........................    53
Index to Financial Statements of
Crompton & Knowles Corporation...  F-1

         ------------

UNTIL           , 1996 (25 DAYS AFTER
THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") registration fee.

                                                                   PAYABLE BY
                                                                 THE REGISTRANT
                                                                 --------------
SEC registration fee..........................................      $  5,045
NASD registration fee.........................................         1,963
Printing and engraving expenses...............................        75,000*
Miscellaneous fees and expenses...............................         1,000*
                                                                 --------------
      Total...................................................        83,008*
                                                                 --------------
                                                                 --------------

- -------------------

* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts (the "B.C.L.") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

    The Registrant's By-laws provide that the Registrant shall, to the full extent permitted by law, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization in which it has any interest, direct or indirect, as a shareholder, creditor, or otherwise or who serve at its request in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director, officer, or trustee, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director of officer.

    Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit, or other proceeding may be paid from time to time by the Registrant, at the discretion of a majority of the disinterested directors then in office, in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amount so paid to the Registrant if it is ultimately determined that indemnification for such expenses is not authorized pursuant to the By-laws, which undertaking may be accepted without reference to the financial ability of such director or officer to make repayment.

    The Registrant's Restated Articles of Organization provide that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 61 or 62 of the B.C.L. (such sections relate generally to the liability of directors for authorizing distributions to shareholders at a time when the Registrant is insolvent or bankrupt and the liability of directors for approving loans to officers or directors of the Registrant which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders), or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

    The Registrant has insurance to indemnify its directors and officers, within the limits of the Registrant's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the Commonwealth of Massachusetts.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- -------  ------------------------------------------------------------------------------------

   1.01  Form of Placement Agreement.*

   2.01  Agreement and Plan of Merger dated as of April 30, 1996, among the Registrant, Tiger
         Merger Corp., and Uniroyal Chemical Corporation, included as Annex A in the Joint
         Proxy Statement/Prospectus included as part of the Registrant's Registration
         Statement on Form S-4 (Registration Statement No. 333-08539), and incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon Request.

   3.01  Restated Articles of Organization of the Registrant filed with the Commonwealth of
         Massachusetts on October 27, 1988, as amended on April 10, 1990 and on April 14,
         1992, filed as Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1992 (Commission File No. 1-4663) and incorporated herein by reference.

   3.02  By-laws of the Registrant as amended to date, filed as Exhibit 3(b) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1989
         (Commission File No. 1-4663) and incorporated herein by reference.

   4.01  Rights Agreement dated as of July 20, 1988, between the Registrant and The Chase
         Manhattan Bank, N.A., as Rights Agent, filed as Exhibit 1 to the Registrant's
         Current Report on Form 8-K dated July 29, 1988 (Commission File No. 1-4663) and incorporated herein by reference.

   4.02  Agreement dated as of March 28, 1991, amending Rights Agreement dated as of July 20,
         1988, between the Registrant and The Chase Manhattan Bank, N.A., as Rights Agent,
         filed as Exhibit 4(i)(i) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 29, 1990 (Commission File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- -------  ------------------------------------------------------------------------------------
   4.03  Credit Agreement dated as of September 28, 1992, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 10.1 to the Registrant's
         Registration Statement on Form S-3 (Registration No. 33-52642) and incorporated herein by reference.

   4.04  First Amendment to Credit Agreement dated as of September 1, 1994, among the
         Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(2)
         to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
         31, 1994 (Commission File No. 1-4663) and incorporated herein by reference.

   4.05  Second Amendment to Credit Agreement dated as of May 28, 1995, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(3) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

   5.01  Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.

  10.01  1983 Stock Option Plan of Crompton & Knowles Corporation, as amended through April
         14, 1987, filed as Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q
         for the quarter ended March 28, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.02  Amendments to Crompton & Knowles Corporation Stock Option Plans adopted February 22,
         1988, filed as Exhibit 10(d) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.03  Amended Annual Incentive Compensation Plan for "A" Group of Senior Executives dated
         January 24, 1994, filed as Exhibit 10(d) to the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 25, 1993 (Commission File No. 1-4663) and incorporated herein by reference.

  10.04  Summary of Management Incentive Bonus Plan for selected key management personnel, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission File No. 1-4663) and incorporated herein by reference.

  10.05  Supplemental Medical Reimbursement Plan, filed as Exhibit 10(n) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

  10.06  Supplemental Dental Reimbursement Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

  10.07  Employment Agreement dated February 22, 1988, between the Registrant and Vincent A.
         Calarco, filed as Exhibit 10(j) to the Registrant's Annual Report on Form 10-K for
         the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.08  Form of Employment Agreement entered into in 1988, 1989, 1992, 1994 and 1996 between the Registrant or one of its subsidiaries and nine of the executive officers of the
         Registrant, filed as Exhibit 10(k) to the Registrant's Annual Report on Form 10-K
         for the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

  10.09  Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and Vincent A. Calarco, filed as Exhibit 10(i) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.10  Form of Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and three of its executive officers, filed as Exhibit 10(j) to the
         Registrant's Annual Report on Form 10- K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- -------  ------------------------------------------------------------------------------------
  10.11  Form of Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and five of its executive officers, filed as Exhibit 10(k) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

  10.12  Supplemental Retirement Agreement Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(l) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.13  Amended Benefit Equalization Plan dated October 20, 1993, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25,
         1993 (Commission File No. 1-4663) and incorporated herein by reference.

  10.14  Amended Benefit Equalization Plan Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(n) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.15  Amended 1988 Long Term Incentive Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission
         File No. 1-4663) and incorporated herein by reference.

  10.16  Trust Agreement dated as of May 15, 1989, between the Registrant and Shawmut
         Worcester County Bank, N.A. and First Amendment thereto dated as of February 8,
         1990, filed as Exhibit 10(w) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 30, 1989 (Commission File No. 1-4663) and incorporated herein by reference.

  10.17  Form of 1992-1994 Long Term Performance Award Agreement, filed as Exhibit 10(y) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28,
         1991 (Commission File No. 1-4663) and incorporated herein by reference.

  10.18  Crompton & Knowles Corporation Restricted Stock Plan for Directors approved by the stockholders on April 9, 1991, filed as Exhibit 10(z) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 28, 1991 (Commission File No.
         1-4663) and incorporated herein by reference.

  10.19  Amended 1933 Stock Option Plan for Non-Employee Directors, filed as Exhibit 10(s) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30,
         1995 (Commission File No. 1-4663) and incorporated herein by reference.

  11.01  Statement re computation of per share earnings, filed as Exhibit 11 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996
         (Commission File No. 1-4663) and incorporated herein by reference.

  21.01  Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

  23.01  Consent of KPMG Peat Marwick LLP.

  23.02  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.01).

  24.01  Power of Attorney.

- ------------

* To be filed by amendment.

    (b) Financial Statement Schedules.

    Schedule II--Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No. 1-4663), as amended by Form 10-K/A filed with the Commission on July 9, 1996).

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 1, 1996.

                                          CROMPTON & KNOWLES CORPORATION

                                          By:       /s/ VINCENT A. CALARCO
                                              ..................................
                                              Vincent A. Calarco
                                             Chairman, President and
                                             Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 1, 1996.

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------
           /s/ VINCENT A. CALARCO              Chairman, President and Chief Executive
 .............................................    Officer (principal executive officer)
             Vincent A. Calarco

           /s/ CHARLES J. MARSDEN              Vice President-Finance, Chief Financial
 .............................................    Officer and Director (principal financial
             Charles J. Marsden                  officer)

               /s/ PETER BARNA                 Treasurer (principal accounting officer)
 .............................................
                 Peter Barna

                      *                        Director
 .............................................
              James A. Bitonti

                      *                        Director
 .............................................
                Robert A. Fox

                      *                        Director
 .............................................
              Roger L. Headrick

                                               Director
 .............................................
             Leo I. Higdon, Jr.

                      *                        Director
 .............................................
              Michael W. Huber

                      *                        Director
 .............................................
                C.A. Piccolo

                      *                        Director
 .............................................
           Patricia K. Woolf, Ph.D

*By:   /s/ JOHN T. FERGUSON II
     ...........................
          John T. Ferguson II
           Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibits required by S-K item 601:

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------   ------------------------------------------------------------------------------------

 1.01    Form of Placement Agreement.*

 2.01    Agreement and Plan of Merger dated as of April 30, 1996, among the Registrant, Tiger
         Merger Corp., and Uniroyal Chemical Corporation, included as Annex A in the Joint
         Proxy Statement/Prospectus included as part of the Registrant's Registration
         Statement on Form S-4 (Registration Statement No. 333-08539), and incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon Request.

 3.01    Restated Articles of Organization of the Registrant filed with the Commonwealth of
         Massachusetts on October 27, 1988, as amended on April 10, 1990 and on April 14,
         1992, filed as Exhibit 3(a) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1992 (Commission File No. 1-4663) and incorporated herein by reference.

 3.02    By-laws of the Registrant as amended to date, filed as Exhibit 3(b) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1989
         (Commission File No. 1-4663) and incorporated herein by reference.

 4.01    Rights Agreement dated as of July 20, 1988, between the Registrant and The Chase
         Manhattan Bank, N.A., as Rights Agent, filed as Exhibit 1 to the Registrant's
         Current Report on Form 8-K dated July 29, 1988 (Commission File No. 1-4663) and incorporated herein by reference.

 4.02    Agreement dated as of March 28, 1991, amending Rights Agreement dated as of July 20,
         1988, between the Registrant and The Chase Manhattan Bank, N.A., as Rights Agent,
         filed as Exhibit 4(i)(i) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 29, 1990 (Commission File No. 1-4663) and incorporated herein by reference.

 4.03    Credit Agreement dated as of September 28, 1992, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 10.1 to the Registrant's
         Registration Statement on Form S-3 (Registration No. 33-52642) and incorporated herein by reference.

 4.04    First Amendment to Credit Agreement dated as of September 1, 1994, among the
         Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(2)
         to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
         31, 1994 (Commission File No. 1-4663) and incorporated herein by reference.

 4.05    Second Amendment to Credit Agreement dated as of May 28, 1995, among the Registrant, five banks, and Bankers Trust Company as Agent, filed as Exhibit 4(b)(3) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

 5.01    Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.

10.01    1983 Stock Option Plan of Crompton & Knowles Corporation, as amended through April
         14, 1987, filed as Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q
         for the quarter ended March 28, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.02    Amendments to Crompton & Knowles Corporation Stock Option Plans adopted February 22,
         1988, filed as Exhibit 10(d) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
- ------   ------------------------------------------------------------------------------------
10.03    Amended Annual Incentive Compensation Plan for "A" Group of Senior Executives dated
         January 24, 1994, filed as Exhibit 10(d) to the Registrant's Annual Report on Form
         10-K for the fiscal year ended December 25, 1993 (Commission File No. 1-4663) and incorporated herein by reference.

10.04    Summary of Management Incentive Bonus Plan for selected key management personnel, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission File No. 1-4663) and incorporated herein by reference.

10.05    Supplemental Medical Reimbursement Plan, filed as Exhibit 10(n) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

10.06    Supplemental Dental Reimbursement Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 27, 1980 (Commission
         File No. 1-4663) and incorporated herein by reference.

10.07    Employment Agreement dated February 22, 1988, between the Registrant and Vincent A.
         Calarco, filed as Exhibit 10(j) to the Registrant's Annual Report on Form 10-K for
         the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.08    Form of Employment Agreement entered into in 1988, 1989, 1992, 1994 and 1996 between the Registrant or one of its subsidiaries and nine of the executive officers of the
         Registrant, filed as Exhibit 10(k) to the Registrant's Annual Report on Form 10-K
         for the fiscal year ended December 26, 1987 (Commission File No. 1-4663) and incorporated herein by reference.

10.09    Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and Vincent A. Calarco, filed as Exhibit 10(i) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

10.10    Form of Amended Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and three of its executive officers, filed as Exhibit 10(j) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

10.11    Form of Supplemental Retirement Agreement dated October 18, 1995 between the
         Registrant and five of its executive officers, filed as Exhibit 10(k) to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995
         (Commission File No. 1-4663) and incorporated herein by reference.

10.12    Supplemental Retirement Agreement Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(l) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

10.13    Amended Benefit Equalization Plan dated October 20, 1993, filed as Exhibit 10(m) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 25,
         1993 (Commission File No. 1-4663) and incorporated herein by reference.

10.14    Amended Benefit Equalization Plan Trust Agreement dated October 20, 1993 between the
         Registrant and Shawmut Bank, N.A., filed as Exhibit 10(n) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission File No.
         1-4663) and incorporated herein by reference.

10.15    Amended 1988 Long Term Incentive Plan, filed as Exhibit 10(o) to the Registrant's
         Annual Report on Form 10-K for the fiscal year ended December 25, 1993 (Commission
         File No. 1-4663) and incorporated herein by reference.

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
EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
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
10.16    Trust Agreement dated as of May 15, 1989, between the Registrant and Shawmut
         Worcester County Bank, N.A. and First Amendment thereto dated as of February 8,
         1990, filed as Exhibit 10(w) to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended December 30, 1989 (Commission File No. 1-4663) and incorporated herein by reference.

10.17    Form of 1992-1994 Long Term Performance Award Agreement, filed as Exhibit 10(y) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28,
         1991 (Commission File No. 1-4663) and incorporated herein by reference.

10.18    Crompton & Knowles Corporation Restricted Stock Plan for Directors approved by the stockholders on April 9, 1991, filed as Exhibit 10(z) to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 28, 1991 (Commission File No.
         1-4663) and incorporated herein by reference.

10.19    Amended 1933 Stock Option Plan for Non-Employee Directors, filed as Exhibit 10(s) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 30,
         1995 (Commission File No. 1-4663) and incorporated herein by reference.

11.01    Statement re computation of per share earnings, filed as Exhibit 11 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996
         (Commission File No. 1-4663) and incorporated herein by reference.

21.01    Subsidiaries of the Registrant, filed as Exhibit 21 to the Registrant's Annual
         Report on Form 10-K for the fiscal year ended December 30, 1995 (Commission File No.
         1-4663) and incorporated herein by reference.

23.01    Consent of KPMG Peat Marwick LLP.

23.02    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.01).

24.01    Power of Attorney.

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* To be filed by amendment.